Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and between

Sellers listed on Schedule 1,

As Seller

and

Global Partners LP,

As Buyer

dated as of

December 9, 2020

1. RECITALS AND Definitions	2
1.1 Recitals	2
1.2 Definitions	2
2. Transfer And Sale	10
2.1 Sale and Purchase; Assignment and Assumption	10
2.2 Transfer of Purchased Assets	12
2.3 Excluded Assets	16
2.4 Collection of Accounts Receivable After Closing	17
2.5 Purchase Price	18
2.6 Deposit	18
2.7 Allocation	19
2.8 Compliance with Hart-Scott-Rodino Act	20
3. REPRESENTATIONS, WARRANTIES and covenants	21
3.1 Representations and Warranties of Seller	21
3.2 Representations and Warranties of Buyer	29
3.3 Expiration of Representations and Warranties	30
3.4 No Express or Implied Representations or Warranty	30
4. Real Estate Matters; Inspection	31
4.1 Existing Title Policies	31
4.2 Title Insurance Policies	31
4.3 Conveyance of Title	31
4.4 Materially Adverse Title or Survey Encumbrance	32
4.5 Entry and Inspection	34
4.6 Equipment Installation	35
4.7 Failure to Close after Installation of Equipment	35
4.8 Casualty	35
5. Environmental Matters	36
5.1 Compliance with Laws	36
5.2 Environmental Assessment	36
5.3 Environmental Inspections	36
5.4 No Warranty of the Evaluations	37
5.5 Independent Verification of the Evaluations	37
5.6 Acknowledgments and Assumption of Risk	37
5.7 Environmental Responsibility	38
5.8 Connecticut Transfer Act	39
5.9 Release and Indemnification	40
5.10 Tank Tightness Testing	40
5.11 Survival.	41
6. CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS	41
6.1 Accuracy of Representations and Warranties	41
6.2 Delivery of Documents	41
6.3 Failure of a Representation, Warranty or Covenant to be True or Satisfied at Closing	41
6.4 Consent to Assignment of Product Sales Agreements	41
6.5 Consent to Assignment of Property Leases	42
7. CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS	42
7.1 Accuracy of Representations and Warranties	42
7.2 Performance of Obligations	42
7.3 Delivery of Purchase Price and Documents	42
7.4 Hart-Scott-Rodino Act Compliance	43

7.5 Branded Fuel Suppliers’ Consent to Assignment of Marketer Franchise Agreements	43
7.6 Consent to Assignment of Product Sales Agreements	43
7.7 Consent to Assignment of Property Leases	43
8. INDEMNIFICATION	43
8.1 Indemnification by Seller	43
8.2 Indemnification by Buyer	44
8.3 Survival. Buyer’s obligations under this Article 8 shall survive indefinitely	45
8.4 Defense of Third Party Claims	45
8.5 Effect of Investigation	46
8.6 Duty to Mitigate	46
8.7 Exclusive Remedy; No Consequential Damages, Etc	46
9. CLOSING	47
9.1 Closing Date	47
9.2 Items to be Delivered by Seller	48
9.3 Items to be Delivered by Buyer	49
9.4 Property Taxes; Rents; Assessments; Utilities	50
9.5 Title Insurance, Transfer Taxes	50
9.6 Other Closing Costs	50
9.7 Escrow Provisions
10. TERMINATION	51
10.1 General	51
10.2 Post-Termination Obligations; Deliverables	51
10.3 No Liabilities in Event of Termination	52
11. MISCELLANEOUS	52
11.1 Publicity	52
11.2 Assignment	52
11.3 Parties in Interest	53
11.4 Amendment	53
11.5 Waiver	53
11.6 Notice	53
11.7 Expenses	54
11.8 Section Headings; Table of Contents	54
11.9 Severability	54
11.10 No Strict Construction	54
11.11 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial	55
11.12 No Brokers	55
11.13 Further Assurances	55
11.14 Confidentiality	55
11.15 Entire Agreement	56
11.16 Counterparts	56
11.17 Seller Representative	56
11.18 No Recording	57
11.19 1031 Exchange	57

EXHIBITS

Exhibit A	Properties
Exhibit A-1	Product Sales Agreements and DODO Sites
Exhibit A-2	Third-Party Leases
Exhibit A-3	Marketer Franchise Agreements
Exhibit A-4	Contracts
Exhibit A-5	Vehicles
Exhibit B-1	Form of Deed
Exhibit B-2	Form-of Assignment of
Exhibit C	Form of Bill of Sale
Exhibit D	Form of UST Bill of Sale
Exhibit E	Form of Assignment of Product Sales Agreements
Exhibit F	Assignment of Marketer Franchise Agreements
Exhibit G	Form of Assignment of Third Party Leases and Contracts
Exhibit H	Form of Assignment of Transferable Permits and Intellectual Property
Exhibit I	Form of Assignment of Trademarks

Schedule 1	Sellers
Schedule 2	Allocated Purchase Price
Schedule 3	Properties under Construction and Construction Contracts
Schedule 2.2(c)	Operator Security Deposits
Schedule 2.2(e)	Security Deposits
Schedule 2.2(l)	Customer Loans
Schedule 3.1(c)	Litigation
Schedule 3.1(d)	Violations of Law
Schedule 3.1(e)	Liens on Equipment and Personal Property
Schedule 3.1(g)	Leases and Contracts
Schedule 3.1(l)	Business Employees
Schedule 3.1(l)(2)	Employee Benefit Plans
Schedule 3.1(m)	EMV Equipment
Schedule 3.1(n)	Excluded Properties
Schedule 9.1(c)	Per Diem Rent

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 9, 2020 (the “Effective Date”), by and among Sellers listed on Schedule 1 attached hereto (each individually and collectively referred to herein as the “Seller”), and Global Partners LP, a Delaware limited partnership (together with any assignee or designee expressly permitted by the terms of this Agreement, the “Buyer”).

WHEREAS, Seller owns those certain retail service station and convenience store properties located in the State of Connecticut, which are listed as “Seller Owned Properties” on Exhibit A attached (each, a “Seller Owned Property” and collectively, the “Seller Owned Properties”), which it intends to sell to Buyer, and which Buyer intends to purchase from Seller, in accordance with the terms of this Agreement;

WHEREAS, Seller leases those certain retail service station and convenience store properties located in the State of Connecticut, which are listed as “Seller Leased Properties” on Exhibit A attached (each, a “Seller Leased Property” and collectively, the “Seller Leased Properties” and together with the Seller Owned Properties, the “Properties” and each a “Property”), and Seller intends to assign and transfer to Buyer, and Buyer intends to assume from Seller, all of Seller’s right, title and interest in and to the leases for such Leased Properties (each, a “Property Lease” and collectively, the “Property Leases”), which Property Leases are described on Exhibit A;

WHEREAS, Seller is a party to certain product sales agreements identified on Exhibit A-1 attached hereto (the “Product Sales Agreements”) pursuant to which Seller supplies Branded Fuel (as hereinafter defined) to the dealer-owned dealer-operated sites (the “DODO Sites”) shown on Exhibit A-1, which Product Sales Agreements Seller intends to sell, transfer and assign to Buyer, and Buyer intends to assume from Seller;

WHEREAS, Seller is a party to certain Marketer Franchise Agreements (as hereinafter defined) with Branded Fuel Suppliers (as hereinafter defined) pursuant to which Seller purchases Branded Fuel from Branded Fuel Suppliers, which Marketer Franchise Agreements Seller intends to sell, transfer and assign to Buyer, and Buyer intends to assume from Seller;

WHEREAS, Seller is a party to certain other leases to third-parties at the Properties, which are identified on Exhibit A-2 attached hereto (collectively, the “Third-Party Leases”), which Third-Party Leases Seller intends to sell, transfer and assign to Buyer, and Buyer intends to assume from Seller; and

WHEREAS, Seller owns certain other assets associated with operating the Properties, including contract rights, equipment, improvements and other personal property, which it intends to assign or sell to Buyer incident to this transaction, and Buyer intends to assume or purchase from Seller, in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.             RECITALS AND Definitions

1.1        Recitals

The Parties (as hereinafter defined) acknowledge that the above Recitals to this Agreement are true and correct and agree that the same are incorporated by reference into the body of this Agreement.

1.2        Definitions

Capitalized terms used in this Agreement but not defined in the Sections in which such terms first appear shall have the meanings set forth below:

“Affiliate” shall mean with respect to any Person (as hereinafter defined), any Person which or who directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” will be inferred conclusively from the power to (i) vote more than fifty percent (50%) of the voting shares or comparable voting interests, or (ii) influence directly or indirectly the direction, management or policies of a Person.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Allocated Purchase Price” shall mean the Purchase Price allocated to each Property as set forth on Schedule 2 attached hereto.

“Approved Expenditures” shall have the meaning set forth in Section 3.1(o)(i)(D).

“Assignment of Trademarks” shall have the meaning set forth in Section 2.2(k).

“Assignment and Assumption of Product Sales Agreements” shall have the meaning set forth in Section 2.2(c).

“Assignment and Assumption of Marketer Franchise Agreements” shall have the meaning set forth in Section 2.2(d).

“Assignment and Assumption of Property Leases” shall have the meaning set forth in Section 2.2.

“Assignment and Assumption of Third Party Leases and Contracts” shall have the meaning set forth in Section 2.2(e).

“Assumed Contracts” shall mean the Product Sales Agreements, the Third Party Leases, the Property Leases, the Contracts, the Construction Contracts and the Marketer Franchise Agreements.

“Assumed Liabilities” shall have the meaning set forth in Section 2.1(b).

“Bill of Sale” shall have the meaning set forth in Section 2.2(b).

“BOS” shall have the meaning set forth in Section 2.3(a)(ii).

“Branded Fuel” shall mean motor fuel branded with a name or Trademark owned or controlled by Sunoco or Citgo, as the case may be.

“Branded Fuel Suppliers” shall mean Sunoco and Citgo (as the case may be), or such companies’ affiliates or subsidiaries.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law (as hereinafter defined) to be closed.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer’s Closing Proceeds” shall have the meaning set forth in Section 2.5.

“Buyer Notice” shall have the meaning set forth in Section 4.4(a).

“Buyer Parties” shall have the meaning set forth in Section 4.5(c).

“Cap Ex Credit” shall have the meaning set forth in Section 3.1(o)(i)(D).

“Citgo” shall mean Citgo Petroleum Corporation, a Delaware corporation, and its affiliates and subsidiaries, as applicable.

“Claims” shall have the meaning set forth in Section 4.5(c).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Commitments” shall have the meaning set forth in Section 4.4.

“Conditions to Buyer’s Obligations to Close” shall have the meaning set forth in Article 6.

“Construction Contracts” shall mean the contracts for completion of the improvements under construction at the Properties listed on Schedule 3 attached hereto, which Construction Contracts are also listed on Schedule 3 (which Schedule will be updated by Seller no later than five (5) days prior to the Closing Date to delete any Construction Contracts for which the work to be performed thereunder has been completed prior thereto).

“Contamination” shall mean the presence at, on, under, or originating or migrating from any Property (as hereinafter defined) of any chemical, emerging contaminant, compound, material, substance or other matter that: (a) is a flammable, corrosive, explosive, hazardous, toxic or regulated material, substance or waste, or other injurious or potentially injurious material, whether injurious or potentially injurious by itself or in combination with other materials, including, but not limited to asbestos, hydrocarbons, petroleum, petroleum additives, petroleum products, natural gas or gas compounds, volatile or semi-volatile organic or chemical compounds, methyl tertiary butyl ether, polychlorinated biphenyls, herbicides, insecticides, or fungicides, or metals; or (b) is controlled, designated in, regulated or governed by any Environmental Law (as hereinafter defined). “Contamination” also shall include any previously unknown Contamination, and any increase in existing Contamination or previously unknown Contamination.

“Contracts” shall mean all supply, vendor, service and other contracts entered into by Seller and used in connection with the ownership and operation of the Properties, including, without limitation, the contracts listed on Exhibit A-4 attached hereto.

“Contractual Obligation” shall mean, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Convenience Store Inventory” shall mean all of the following inventory categories owned by Seller at the Properties:

•	“Bulk Propane Inventory” shall mean the quantity of saleable propane in storage at the Properties.

•	“Cigarette Inventory” means Seller’s inventory of saleable combustible cigarettes at the as of the effective time of inventory measurement at the Properties. For purposes of clarification electronic cigarettes and all other tobacco related product except cigarettes shall be deemed part of Merchandise Inventory. For purposes of determining Cigarette Inventory, “saleable” shall means all items generally sold in a first class retail convenience store, except those items that (i) are expired, or will expire within ten (10) days of the Commencement Date (with the deemed expiration date deemed to be one year from the date of manufacture), (ii) violate applicable government code specifications, or (iii) are spoiled or damaged.

•	“Food Services Items” shall mean any saleable food or beverage item prepared for human consumption and served for consumption either on or off the location. The term “Food Service Items” shall exclude any food or beverage wholly packaged off the premises except (a) sandwiches, or (b) beverages in unsealed containers.

•	“Merchandise Inventory” means saleable items of merchandise of every type and description at the applicable locations excluding Fuel Inventory, Cigarette Inventory, Food Service Items, Food Service Inventory, Bulk Propane Inventory and Supplies Inventory and excluding consignment merchandise. For purposes of determining Merchandise Inventory, “saleable” shall means all items other than (1) items that violate applicable government code specifications; (2) spoiled or damaged items, including packaging thereof; and (3) items that are stale dated, or “old and slow” as of the date of the Inventory audit or will become stale dated within ten (10) days of the date of the inventory audit.

•	“Food Service Inventory” means items not intended for retail sale at the applicable locations, but incorporated into items intended for sale (such as cups), but specifically excluding general cleaning and related supplies.

“Data Site” shall have the meaning set forth in Section 3.4.

“Dealer-Owned Dealer-Operated Station” or “DODO” shall mean a dealer owned and operated service station, as identified on Exhibit A-1, whose dealer has entered into a Product Sales Agreement with Seller.

“Deductible” shall have the meaning set forth in Section 8.1(b)(i).

“Deeds” shall have the meaning set forth in Section 2.2(a).

“Deposit” shall have the meaning set forth in Section 2.6(a).

“Effective Date” shall have the meaning set forth in the preamble of this Agreement.

“Employee Benefit Plan” shall have the meaning set forth in Section 3.1(l)(ii).

“Environmental Law” shall mean any and all federal, state, or local laws, statutes, ordinances, rules, decrees, orders, or regulations, now existing or hereinafter enacted, relating to the environment, hazardous substances, materials, or waste, toxic substances, pollutants, or words of similar import, or environmental conditions at, on, under, or originating or migrating from the Properties, or soil, water and groundwater conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Toxic Substances Control Act, as amended, 15. U.S.C. § 2601, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq., the Federal Hazardous Materials Transportation Act, 49 U.S.C. § 5101, et seq., any amendments to the foregoing, and any similar federal, state or local laws, statutes, ordinances, rules, decrees, orders or regulations, including but not limited to Title 22a of the Connecticut General Statutes and the implementing regulations thereunder.

“Environmental Liabilities” shall mean any and all obligations, responsibilities and liabilities under Environmental Law with respect to the Purchased Assets or the transactions contemplated hereby, known or unknown, whether pre-existing the date hereof or occurring subsequent thereto.

“Equipment” shall mean all of Seller-owned assets, other than land and buildings, located at the Properties as of Closing, which may include product dispensers, pumps, air compressors, lifts and convenience store coolers, ovens, freezers and similar equipment. “Equipment” does not include the UST Systems.

“Escrow Account” shall have the meaning set forth in Section 2.5.

“Evaluations” shall have the meaning set forth in Section 5.2.

“Excluded Assets” shall have the meaning set forth in Section 2.3.

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(c).

“Excluded Properties” means the Properties that are not subject to the Noncompetition Period, as set forth in Section 3.1(p).

“Final Convenience Store Inventory Purchase Price” shall have the meaning set forth in Section 2.2(i).

“Final Fuel Inventory Purchase Price” shall have the meaning set forth in Section 2.2(h).

“Fuel Inventory” shall mean the quantity of saleable petroleum and diesel in underground and aboveground storage at the Properties, expressed in gallons, as of the Closing. For purposes of determining Fuel Inventory, “saleable” shall mean conforming to the octane, brand and applicable requirements for sales of petroleum products from the Equipment at the Properties.

“Governmental Entity” shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, local, foreign or other, including, but not limited to, an authority responsible for the administration or collection of any tax; a body or self-regulating entity responsible for the administration of Environmental Laws; a body or self-regulating entity responsible for any or all parts of the energy sector; and a body or self-regulating entity responsible for planning and related legislative activities. “Governmental Entity” includes any person appointed by any of the foregoing to carry out an investigation or an inquiry.

“Hart-Scott-Rodino Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the relevant rules and regulations thereunder.

“Indemnity Expiration Date” shall have the meaning given to such term in Section 8.1(c).

“Intellectual Property” shall mean, to the extent assignable by Seller: (a) all registered trademarks, service marks, trade dress, logos and trade names, and further including all goodwill associated therewith and all active applications, registrations and renewals in connection therewith, (b) all trade secrets and confidential business information (including know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, and business and marketing plans and proposals), and (c) all copies and tangible embodiments thereof (in whatever form or medium, including, without limitation, signs located at the service stations). “Intellectual Property” will not include, and this Agreement shall not transfer or license any right, title or interest in any intellectual property rights held, licensed or used by Seller or its Affiliates belonging to the Branded Fuel Suppliers or any third-party.

“Law” shall mean any federal, state, local, foreign or other statute, law, ordinance, treaty, rule or regulation.

“Liability” or “Liabilities” shall mean and include any direct or indirect liability or obligation that a person owes to or at the behest of any other party, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.

“Loss” shall mean (a) all debts, liabilities and obligations owed to or at the behest of any other person or entity, (b) all losses, damages, judgments, awards, penalties, fines and settlements, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid, and (d) all costs and expenses (including interest (but excluding prejudgment interest in any litigated or arbitrated matter other than that payable to a third party), court costs and reasonable fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing but shall exclude, in each of subclauses (a) through (d) above, incidental damages, consequential damages, lost profits, damages based upon diminution in the value of the Purchased Assets (as hereinafter defined) or any multiples of revenue or earnings, punitive damages and damages arising from changes in any Law occurring after the date of this Agreement.

“Lottery Inventory” shall mean the inventory of saleable lottery products located at the Properties.

“Marketer Franchise Agreements” shall mean the Agreements listed on Exhibit A-3 attached hereto.

“Material Defect” shall have the meaning set forth in Section 4.4.

“Materially Damaged Property” shall have the meaning set forth in Section 4.8.

“NDA” shall mean that certain Confidentiality Agreement executed by Buyer in connection with the Transaction, dated August 11, 2020.

“Noncompetition Period” shall have the meaning set forth in Section 3.1(p).

“Operator Security Deposits” shall mean the security deposits posted by the dealers under the Product Sales Agreements that are held by Seller, which are more particularly described on Schedule 2.2(c) attached hereto and which are not applied by Seller prior to Closing (which Schedule may be updated by Seller no later than five (5) days prior to the Closing Date).

“Operator Security Deposit Credit” shall have the meaning set forth in Section 2.2(c).

“Orphaned Tank” shall mean a Tank (hereinafter defined), whether maintained or unmaintained, that is located at a Property at the time of Closing and no longer in service and whether or not listed on the UST Bill of Sale (hereinafter defined).

“Party” or “Parties” shall mean Buyer and Seller, as the case may be.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Personal Property” shall mean all of Seller’s personal property located at the Properties as of the Effective Date and/or any interest in such property, subject to the rights under any Third Party Lease; provided, however, that “Personal Property” shall not include any Intellectual Property of Seller or the UST Systems. “Personal Property” shall include all remediation equipment, monitoring wells, and dispensers located at, on or under the Properties.

“PMPA” shall mean the Petroleum Marketing Practices Act, 15 U.S.C., § 2801 et seq.

“POS” shall have the meaning set forth in Section 2.3(a)(i).

“Preliminary Convenience Store Inventory Purchase Price” shall have the meaning set forth in Section 2.2(i).

“Preliminary Fuel Inventory Purchase Price” shall have the meaning set forth in Section 2.2(h).

“Product Sales Agreements” shall have the meaning given to such term in the Recitals.

“Properties” shall mean the Properties listed on Exhibit A attached hereto.

“Property Leases” shall mean the Property Leases listed on Exhibit A attached hereto.

“Property Lease Security Deposits” shall have the meaning set forth in Section 2.2(a).

“Property Materials” shall have the meaning set forth in Section 10.2(b).

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Purchased Assets” shall mean, collectively, the Properties, the Third Party Leases, the Assumed Contracts, the Intellectual Property, the Product Sales Agreements, the Personal Property, the Vehicles, the Transferable Permits and the Equipment to be transferred to Buyer pursuant to the terms of this Agreement, and all station level environmental “red books” and related materials.

“Released Parties” shall have the meaning set forth in Section 5.9(a).

“Remediation Activities” shall mean any investigation (including, without limitation, any site investigation), study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (whether active or passive), natural attenuation, bioremediation, response, treatment, cleanup or abatement work, operations and maintenance, engineering or institutional controls, whether on-site or off-site, of Contamination.

“Restricted Persons” means Richard Wiehl and, solely for the purposes of Section 3.1(p)(iii), Christine Hogan.

“Security Deposits” shall mean all security deposits held by Seller under any Third Party Leases that are not applied by Seller before Closing, and that are listed on Schedule 2.2(e) attached hereto (which Schedule may be updated by Seller no later than five (5) days prior to the Closing Date).

“Seller” shall have the meaning set forth in the preamble to this Agreement.

“Seller Related Parties” shall have the meaning set forth in Section 4.5(c).

“Seller Representative” shall mean Christine Hogan.

“Seller’s Retained Liabilities” shall mean the following liabilities and obligations of Seller arising out of the conduct of Seller’s business or Seller’s use of any of the Purchased Assets prior to the Closing Date:

(a)       liabilities and obligations of Seller to third-parties relating to the Purchased Assets that occurred prior to Closing, including, without limitation, any trade payables and amounts due under contracts that are not assumed by Buyer hereunder, other than liabilities and obligations of Seller to a Branded Fuel Supplier under a Marketer Franchise Agreement expressly assumed by Buyer hereunder;

(b)       liabilities and obligations for which Seller is not expressly released pursuant to this Agreement relating to any litigation, mediation, arbitration, claim, investigation or proceeding filed prior to the Closing Date or filed thereafter based upon events occurring or existing at the Properties prior to the Closing Date and relating to Seller, Seller’s operation of its business at the Properties prior to Closing or Seller’s ownership, possession, use or operation of the Properties at or prior to the Closing;

(c)       all liabilities or obligations of Seller for any real estate, personal property, income or capital gains taxes assessed against the Properties or against Seller related to the Properties relating to the period of Seller’s ownership and operation of the Properties; and

(d)       all liabilities and obligations relating to (i) employee benefits, compensation or other arrangements with respect to any Business Employee arising prior to the Closing Date and (ii) the Employee Benefit Plans arising prior to or after the Closing Date.

Buyer acknowledges that no Liability arising out of, in connection with, or related to the environmental condition of the Properties, the Purchased Assets, Contamination or any Remediation Activities or Environmental Liabilities (which are expressly assumed by Buyer pursuant to this Agreement) will be asserted as or deemed to be Seller’s Retained Liabilities.

“Sunoco” means Sunoco Inc., a Delaware corporation and its subsidiaries and affiliates, as applicable.

“Tanks” shall mean the underground and above ground storage tanks (including any Orphaned Tanks) and associated lines and piping used or formerly used for the storage of petroleum products and located on or under the surface of the Properties or the Purchased Assets.

“Tax” or “Taxes” shall mean any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Third-Party Leases” shall have the meaning set forth in the Recitals of this Agreement.

“Title Company” shall mean Stewart Title Guaranty Company.

“Title Objection Date” shall have the meaning set forth in Section 4.4.

“Trademark” shall mean petroleum related service marks, trademarks, logos, emblems, trade dress, applications for registration of marks, mark registrations, and other indicia of origin, including the names and marks owned by Sunoco and Citgo, and such other names, domain names, marks, logos, emblems, trade dress, and other indicia of origin as such entities from time to time own in connection with the marketing and or sale of petroleum products and associated services.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transfer Act” shall have the meaning set forth in Section 5.8.

“Transferable Permits” shall have the meaning set forth in Section 2.2(g).

“UST Bill of Sale” shall have the meaning set forth in Section 2.2(b).

“UST Systems” shall mean the Tanks and all above ground and below-ground pipes, lines and related equipment, not including the dispensers.

“Vehicles” shall mean the motor vehicles described on Exhibit A-5 attached hereto, specifying the VIN or other identification numbers of such Vehicles, which Exhibit will be updated by Seller no later than five (5) days prior to the Closing Date to delete any Vehicles that are used by employees of Seller who will not be hired by Buyer as of the Closing.

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa.

2.                  Transfer And Sale

2.1              Sale and Purchase; Assignment and Assumption

(a)               Purchased Assets. At Closing, and subject to the terms and conditions of this Agreement, Seller will sell, assign, convey and transfer to Buyer (or one or more of Buyer’s wholly-owned operating subsidiaries), and Buyer (or one or more of Buyer’s wholly-owned operating subsidiaries) shall purchase, assume and accept from Seller all of Seller’s assignable and transferable right, title and interest in and to the Purchased Assets.

(b)               Assumed Liabilities. At Closing, and subject to the terms and conditions of this Agreement, Seller will assign to Buyer and Buyer shall assume from Seller and discharge all of the following: (i) all Environmental Liabilities of any kind and nature of Seller and its Affiliates with respect to the Purchased Assets; (ii) all other Liabilities of any kind and nature of Seller and its Affiliates with respect to the Purchased Assets arising from and after the Closing, including any liabilities arising under the PMPA and the Connecticut Franchise Act; (iii) all debts, liabilities and obligations arising out of or related to the ownership or operation of the Purchased Assets arising from and after Closing; (iv) any and all obligations under the Property Leases, and the other Assumed Contracts arising from and after Closing (in addition to any obligations under the Property Leases with respect to any Environmental Liabilities arising prior to the Closing, which are expressly assumed by Buyer pursuant to this Agreement); (v) any defaults in payment obligations arising from and after Closing with respect to the Purchased Assets collateralized by any Seller or any person or entity on behalf of Seller; (vi) all liabilities and obligations relating to employee benefits, compensation or other arrangements with respect to the Transferred Employees arising on or after the Closing Date; and (vii) all Liabilities for Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period commencing on or after the Closing Date and any other Taxes for which Buyer is liable under this Agreement (collectively, the “Assumed Liabilities”).

(c)                Excluded Liabilities. Buyer shall not assume and shall not be liable or responsible for the following (collectively, the “Excluded Liabilities”):

i.               Liabilities arising from or relating to accounts payable, notes payable and other similar payables (other than Environmental Liabilities and any other Liabilities transferred hereunder) with respect to the Purchased Assets to the extent attributable to periods before the Closing;

ii.                  Seller’s Retained Liabilities;

iii.                 Third party personal injury and property damage claims arising from an occurrence before Closing; and

iv.                all Liabilities for Taxes relating to the Purchased Assets for any taxable period prior to the Closing Date and any other Taxes for which Seller is expressly liable under this Agreement.

Buyer acknowledges that no Liability arising out of, in connection with, or related to the environmental condition of the Properties, Contamination or any Remediation Activities or Environmental Liabilities (which are expressly assumed by Buyer pursuant to this Agreement) will be asserted as or deemed to be an Excluded Liability

2.2              Transfer of Purchased Assets

(a)               Properties. Seller will deliver to the Escrow Agent (for the benefit of Buyer) at Closing (i) one or more special warranty deeds from each Seller for the Seller Owned Property or Seller Owned Properties owned by such Seller, each substantially in the form attached as Exhibit B-1 (each a “Deed” and collectively, the “Deeds”), and (ii) one or more assignment and assumption of leases from each Seller for the Seller Leased Property or Seller Leased Properties owned by such Seller, each substantially in the form attached as Exhibit B-2 (each, an “Assignment and Assumption of Property Lease” and collectively, the “Assignment and Assumption of Property Leases”). At Closing, Buyer shall reimburse Seller for the amount of all security deposits posted by Seller in connection with the Property Leases (the “Property Lease Security Deposits”).

(b)               Personal Property and Equipment. Seller will deliver to Escrow Agent (for the benefit of Buyer) or Buyer at Closing one or more bills of sale to convey the Personal Property, Vehicles and Equipment to Buyer (or one or more of Buyer’s wholly owned subsidiaries), substantially in the form of Exhibit C attached hereto (each a “Bill of Sale,” and collectively the “Bills of Sale”). Seller will also deliver to Escrow Agent (for the benefit of Buyer) or Buyer at Closing one or more UST Bills of Sale (each, a “UST Bill of Sale” and collectively the “UST Bills of Sale”) substantially in the form attached hereto as Exhibit D to convey to Buyer (or one or more of Buyer’s wholly owned subsidiaries) the UST Systems and associated compliance documentation. To the extent possible, Tanks will be identified on a UST Bill of Sale by number, size and date of install; provided that any Orphaned Tanks, whether or not specifically identified, shall convey with the Property. Seller does not assume or retain any liability or responsibility related to any Tanks that may be discovered on the Properties following Closing, and such responsibility and Liability shall be transferred to and assumed by Buyer as of Closing.

(c)               Assignments and Assumption of Product Sales Agreements. At Closing, Seller will assign and convey to Buyer (or one or more of Buyer’s wholly owned subsidiaries), and Buyer (or one or more of Buyer’s wholly owned subsidiaries) shall assume and purchase from Seller, all of Seller’s assignable and transferable rights, title and interest in the Product Sales Agreements and any collateral (including without limitation any key person or other personal guaranties in respect thereof) given by the station dealer or other operator and held by Seller to secure the obligations under such Product Sales Agreements. The Assignment and Assumption of Product Sales Agreements shall be substantially in the form attached hereto as Exhibit E (each, an “Assignment and Assumption of Product Sales Agreements” and collectively the “Assignments and Assumption of Product Sales Agreements”). At Closing, Buyer shall receive a credit against the Purchase Price for the Operator Security Deposits listed on Schedule 2.2(c) attached hereto (the “Operator Security Deposit Credit”), which Operator Security Deposits shall be retained by Seller.

(d)               Marketer Franchise Agreements. At Closing, Seller will assign and convey to Buyer (or one or more of Buyer’s wholly owned subsidiaries), and Buyer (or one or more of Buyer’s wholly owned subsidiaries)shall assume and purchase from Seller, all of Seller’s assignable and transferable rights, title and interest in the Marketer Franchise Agreements, pursuant to one or more assignment and assumption of Marketer Franchise Agreements substantially in the form attached hereto as Exhibit F, or any other form required by the Branded Fuel Supplier (each an “Assignment and Assumption of Branded Fuel Agreement,” and collectively, the “Assignments and Assumption of Marketer Franchise Agreements.”) In the alternative, at the option of Buyer or the Branded Fuel Supplier, Buyer will enter into one or more new Marketer Franchise Agreements (or otherwise amend Buyer’s existing Marketer Franchise Agreement with the applicable Branded Fuel Supplier) with a Branded Fuel Supplier in lieu of the assignment referred to above, provided that such Branded Fuel Supplier simultaneously releases Seller and its members and affiliates from all of their liabilities and obligations under, or triggered by a termination of the Marketer Franchise Agreements (including with respect to any incentive monies paid thereunder, but specifically excluding liabilities relating to fuel purchased prior to Closing).

(e)               Assignments of Third-Party Leases and Contracts. At Closing, Seller will assign and convey to Buyer (or one or more of Buyer’s wholly owned subsidiaries), and Buyer (or one or more of Buyer’s wholly owned subsidiaries) shall assume and purchase from Seller, all of Seller’s assignable and transferable rights, title and interest in the Third-Party Leases and Contracts substantially in the form attached hereto as Exhibit G (each an “Assignment and Assumption of Third Party Leases and Contracts” and collectively the “Assignments and Assumption of Third Party Leases and Contracts”).

(f)                Transfer of Vehicles. At Closing, Seller will deliver to Escrow Agent (for the benefit of Buyer) or Buyer, original title documents for all Vehicles.

(g)               Business Licenses and Permits. Buyer is solely responsible for identifying and obtaining any and all certificates, permits, variances and/or licenses (including licenses for the sale of tobacco products and lottery products) related to the use, occupancy and/or operation of the Properties, provided that Seller shall assign to Buyer at Closing, without any representation or warranty, any transferable permits, licenses and certificates held by Seller and identified by Buyer to be transferred, including Seller’s gasoline dealer licenses (the “Transferable Permits”). Seller will assign the Transferable Permits and Intellectual Property to Buyer (or one or more of Buyer’s wholly owned subsidiaries), without representation or warranty, pursuant to an Assignment of Transferable Permits and Intellectual Property substantially in the form of Exhibit H attached hereto (the “Assignment of Transferable Permits and Intellectual Property”). Closing shall not be delayed due to the absence of any certificate, permit, variance or license. Closing shall not be delayed to process any state or local background checks, resolve any pending regulatory permitting issues, including, but not limited to, any Governmental Entity violation notices. Buyer promptly shall file for all applicable and necessary licenses, certificates, variances and/or permits for the operation of the Properties, including, but not limited to, any state license(s) required to operate the Properties as service stations selling motor fuels and convenience stores selling Convenience Store Inventory and food products, as well as, insure that its intended source of fuel possesses all necessary current and valid licenses to operate a fuel distribution business. Seller makes no express or implied representation about the ability of Buyer to obtain certificates, permits, licenses and/or variances needed to use, occupy or operate any of the Properties, but shall reasonably cooperate with Buyer’s efforts to obtain such certificates, permits, licenses and variances.

(h)               Transfer of Fuel Inventory. Seller shall provide to Buyer no more than five (5) days prior to Closing a reasonable estimate of the value of all of the Fuel Inventory (the “Estimated Fuel Inventory Value”). In addition to the Purchase Price, Buyer shall pay at Closing a sum equal to 90% of the Estimated Fuel Inventory Value (the “Preliminary Fuel Inventory Purchase Price”). The actual value of Seller’s Fuel Inventory, shall be determined and provided by Seller as follows (the “Final Fuel Inventory Purchase Price”):

i.                   On the Closing Date, Seller shall take an inventory by volume at each Property based on the automated tank system reading (Veeder Root) for each Tank and by product type. Arrangements will be made to have employees at each Property take and record console and dollar/gallon readings and mechanical pump readings as of the transition time, as verified by an independent auditor. Manual sticking of the tanks shall be done for the sole purpose of determining sediment and water levels, which shall be deducted from the automatic tank gauging gallon computation to compute the Fuel Inventory. Simultaneously, retail pump meter readings will be taken and recorded. All tank inventories shall be taken at ambient conditions and calculated with any automatic equipment which is available at the applicable location. A comparison of total location volumes as calculated from the physical inventory will be compared to the location’s book inventory and sales records. In the event of any material variance between the physical inventory and the book inventory at any Property, Seller and Buyer shall mutually resolve such variances.

ii.                  The value and price of the Fuel Inventory will be the last delivered cost (net of any discounts and rebates, including but not limited to prompt pay discounts, volume rebates, temporary competitive allowances, and any other similar pricing accommodations or incentives to the extent already received by Seller) by product type (regular, premium, diesel, etc.) by Property, including product cost, applicable taxes and freight, as determined by Seller’s most recent invoices for the same. The total value of Fuel Inventory is to include all state sales and state and federal excise taxes (“Fuel Taxes”), whether or not paid by Seller and whether or not Buyer holds an exemption certificate. To the extent not previously paid by Seller, all Fuel Taxes included in the Preliminary Fuel Inventory Purchase Price or Final Fuel Inventory Purchase Price will be remitted by Seller to the applicable taxing jurisdiction promptly following the Closing.

(i)                 Transfer of Convenience Store Inventory. Seller shall provide to Buyer no more than five (5) days prior to Closing a reasonable estimate of the value of all of the Convenience Store Inventory (the “Estimated Convenience Store Inventory Value”) based on Seller’s inventory reports as of the date that such Estimated Convenience Store Inventory Value is determined by Seller with the exception of Food Service Items and Food Service Inventory, the value of which shall be determined as set forth below. In addition to the Purchase Price, Buyer shall pay at Closing a sum equal to (i) 100% of the estimated Food Service Items and Inventory Value (as hereinafter defined) and (ii) 90% of the Estimated Convenience Store Inventory Value for all other components of Convenience Store Inventory (collectively, the “Preliminary Convenience Store Inventory Purchase Price”). Seller and Buyer shall determine the actual value of the Convenience Store Inventory (the “Final Convenience Store Inventory Purchase Price”) based on physical counts of actual quantities of Merchandise Inventory, Cigarette Inventory and Bulk Propane Inventory (it being acknowledged that no physical counts or adjustments shall be made with respect to Food Service Items and Food Service Inventory), taken by an independent auditor on each applicable Transition Date (as defined in Section 9.1(b) consistent with procedures set forth below and as otherwise mutually agreed to by Buyer and Seller prior to the Closing). Convenience Store Inventory paid for by Seller prior to the Closing Date but not delivered as of the Closing Date for which Seller produces invoices will be included in calculating both the Preliminary Convenience Store Inventory Purchase Price and Final Convenience Store Inventory Purchase Price. Seller will have the option to include the amount of cash on hand at each of the Properties on the Closing Date in the Final Convenience Store Inventory Purchase Price. The Convenience Store Inventory will be valued as follows, as demonstrated by Seller’s invoices where applicable:

Merchandise Inventory. Merchandise Inventory will be priced at 60% of Seller’s retail price of each item of Merchandise Inventory.

Cigarette Inventory. Cigarette Inventory will be priced at Seller’s cost of purchase of each item based upon the last applicable invoice received by Seller, net of discounts and allowances but including any taxes and freight, as reflected on any such invoice pertaining to such Cigarette Inventory.

Food Service Items and Food Service Inventory. Food Service Items and Food Service Inventory at each Property will be valued at a price per Property equal to 85% of Seller’s cost (including any taxes and freight) for all Food Service Items and Food Service Inventory at such Property as reflected on Seller’s books and records as of the most recent calendar month ended prior to the Closing Date (the “Food Service Items and Inventory Value”).

Supplies Inventory. Normal operating level of supplies will be maintained and shall be included in the Purchase Price.

Cash Drawer/Cash Safe. The amount of the Cash Drawer and cash held in any safe located at any Property as of the Closing shall be included in the value of the Convenience Store Inventory for such Property and valued on a dollar-for-dollar basis.

Bulk Propane Inventory. Bulk Propane Inventory will be priced at Seller’s average cost per gallon (including any taxes and freight) of the Bulk Propane Inventory on-site at the Properties, calculated as of the Closing, and Seller shall provide to Buyer an inventory by volume of the Bulk Propane Inventory at each Property as of the Closing.

(j)                 Transferred Employees. Buyer will be permitted to interview Business Employees of Seller at its election within thirty (30) days prior to the Closing Date. Buyer shall have the option to offer employment to any or all Seller’s Business Employees; provided that Buyer shall offer employment to a sufficient number of Seller’s Business Employees, such that Seller is not required to deliver a 60-day notice pursuant to the WARN Act to any of Seller’s Business Employees. At least five (5) days prior to Closing, Buyer shall provide Seller with a list of the Business Employees that Buyer does not intend to offer employment. Seller will use commercially reasonable efforts to assist Buyer in hiring all Business Employees selected by Buyer. The Business Employees who accept employment and agree to commence employment with Buyer or an Affiliate of Buyer on the Closing Date are sometimes hereinafter referred to as the “Transferred Employees”. Buyer, subject to the approval of Seller which shall not be unreasonably withheld, shall prepare and distribute communications to Transferred Employees concerning the effect of the transactions contemplated by this Agreement and their proposed terms and conditions of employment with Buyer. Seller shall be solely responsible for termination decisions with respect to Employees who are not Transferred Employees (“Terminated Employees”); provided, however, that Transferred Employees shall be deemed terminated as employees of Seller in conjunction with the Closing. Seller shall be responsible for payment of any vacation or sick time accrued prior to the Closing with respect to any Transferred or Terminated Employees.

(k)                Assignment of Trademarks. At Closing, Seller will assign to Buyer its right, title and interest in and to the trademarks for the names “Wheels” and “Consumers Petroleum” in accordance with an Assignment of Trademark substantially in the form attached hereto as Exhibit J (the “Assignment of Trademarks”).

(l)                 Customer Loans. At Closing, Seller will assign and convey to Buyer (or one or more of Buyer’s wholly owned subsidiaries), and Buyer (or one or more of Buyer’s wholly owned subsidiaries) shall assume and purchase from Seller, all of Seller’s rights, title and interest in the customer notes and related collateral documents set forth on Schedule 2.2(l) (the “Customer Loans”) in accordance with assignment documents in form and substance mutually satisfactory to Seller and Buyer. At least ten (10) days prior to Closing, Seller and Buyer shall mutually agree on the then-applicable unamortized balance of the Customer Loans as of the Closing Date (the “Customer Loan Balance”).

2.3              Excluded Assets

(a)               General. Notwithstanding anything to the contrary in Section 2.2, Seller shall not convey, assign, transfer or deliver to Buyer, and Buyer shall not acquire from Seller any assets other than the Purchased Assets (such assets not acquired by Buyer, the “Excluded Assets”). Without limiting the generality of the foregoing, Buyer acknowledges that each of the following items constitutes Excluded Assets:

i.                   POS. Buyer acknowledges that hardware portion of the point of sale equipment (“POS”) will be transferred to Buyer at Closing, provided that Buyer shall not have access to proprietary software of the Branded Fuel Suppliers unless appropriate authorizations are obtained by Buyer from the applicable Branded Fuel Suppliers.

ii.                  BOS. Buyer and Seller shall reasonably cooperate to facilitate transfers of Seller’s back office computer systems and software (“BOS”) or removal of Seller’s BOS and installation of Buyer’s BOS, if applicable.

iii.                 Intellectual Property. Seller makes no representation as to Buyer’s right to operate under the intellectual property or Trademark rights belonging to the Branded Fuel Suppliers or any third-party, and this Agreement will in no way be construed as, or deemed to be, an inducement to Buyer to infringe any such intellectual property or Trademark rights. Seller will not be required to obtain licenses for Buyer relating to any third-party Intellectual Property or Trademark rights.

iv.                Insurance Policies. All insurance policies of Seller and their affiliates, and all rights to applicable claims and proceeds thereunder.

v.                 Cash. All cash, cash equivalents, bank accounts, securities, accounts receivable, and other liquid assets of Seller, excluding, however, cash in the stores at the Properties as of the Closing, which shall be included in the Convenience Store Inventory consistent with Section 2.2(i).

vi.                Tax Refunds and Tax Returns. All tax refunds, credits and benefits with respect to the Properties to the extent the same relate to periods of time prior to the Closing, together with any of the Seller’s rights or claims to any refunds of any federal, state, local or foreign Tax paid or payable by the Seller or relating to any period or portion thereof ending prior to the Closing. In addition, Seller’s tax returns and supporting documentation related thereto, corporate franchise, stock record books, record books containing minutes of meetings of directors and stockholders, and such other records as have to do exclusively with the Seller’s organization or capitalization (collectively, the “Seller’s Records”).

vii.               Lawsuits. All rights to recoveries, reimbursements or payments under any action, suit or claim of any nature available or otherwise being pursued by Seller, whether arising by way of counterclaim or otherwise.

viii.              Accounts Receivable. All of Seller’s accounts receivable other than the Customer Loans.

ix.                 Personnel Records. All personnel records and other records that are part of the books records that the Seller is required by Law to retain in its possession (provided copies of any such records shall be provided to the Buyer at the Closing, to the extent permitted by Law).

x.                  Rights under this Agreement. All rights which accrue or will accrue to Seller under this Agreement or any documents executed or delivered in connection herewith.

xi.                 Lottery Inventory. All of Seller’s Lottery Inventory, which shall be returned by Seller to the Connecticut Lottery Corporation prior to Closing.

xii.                Other Rights. All properties, assets, rights and business interest of Seller and its affiliates situated at sites other than the Properties.

2.4              Collection of Accounts Receivable After Closing. From and after the Closing Date, if Seller receives or collects any funds relating to any accounts receivable pertaining to the Properties pertaining to the period of time after the Closing Date, Seller will remit such funds to Buyer within two (2) business days after its receipt thereof. If Buyer receives or collects any funds relating to accounts receivable of the Properties that are specifically earmarked to apply to the period of time before the Closing Date, and all amounts due and owing to Buyer from the source of such funds are paid, then Buyer will remit such funds to Seller within two (2) business days after its receipt thereof. If any account has a credit balance after application of any amounts due for deliveries to such account prior to the Closing Date, Seller will return the net credit balance to the customer within three (3) business days following the Closing, and notify Buyer of the amount returned to each customer. In no event shall Seller institute legal action to collect any of Seller’s accounts receivables subsequent to the Closing Date without discussing with Buyer in advance. Seller and Buyer shall reasonably cooperate as necessary to assist Seller with its collection efforts post-Closing.

2.5              Purchase Price

(a)       The Purchase Price to be paid by Buyer for the transfer and sale by Seller of the Purchased Assets is One Hundred Fifty-One Million and 00/100 DOLLARS ($151,000,000) (the “Purchase Price”). Buyer will also pay to Seller at Closing the Preliminary Fuel Inventory Purchase Price, the Preliminary Convenience Store Inventory Purchase Price, the amount of the Property Lease Security Deposits and the Customer Loan Balance. The Deposit shall be paid pursuant to Section 2.6. No later than five o’clock p.m. Eastern Time on the day before the Closing Date, Buyer shall pay into escrow the Purchase Price, plus the amount of the Property Lease Security Deposits, plus the Preliminary Fuel Inventory Purchase Price, plus the Preliminary Convenience Store Inventory Purchase Price (collectively, “Buyer’s Closing Proceeds”) less the Deposit and the Operator Security Deposit Credit. This balance of Buyer’s Closing Proceeds less the Deposit and the Operator Security Deposit Credit shall be delivered to the Title Company by wire transfer of immediately available funds to a non-interest bearing account designated by the Title Company (the “Escrow Account”). Upon satisfaction of all conditions to Closing, the Title Company shall release all funds within the Escrow Account in accordance with the settlement statement(s) executed by Seller and Buyer.

(b) Within fifteen (15) days after the Closing Date, Seller shall prepare and deliver to Buyer, a schedule setting forth the final actual amount and value of the Fuel Inventory as of the Cut-Over Time (as defined in Section 9.1(a) (the “Final Fuel Inventory Value”) and the Convenience Store Inventory as of the Cut-Over Time (the “Final Convenience Store Inventory Value” and, together with the Final Fuel Inventory Value, the “Final Inventory Value”). The schedule of Final Inventory Value shall be prepared and applied on a basis consistent with the Estimated Fuel Inventory Value, the Estimated Convenience Store Inventor Value and the provisions of Sections 2.2(h) and 2.2(i). Within fifteen (15) days after its receipt of the Final Inventory Value, Buyer and Seller shall work together in good faith to prepare a final reconciliation of the Final Inventory Value and the Preliminary Fuel Inventory Purchase Price and the Preliminary Convenience Store Purchase Price to resolve any disagreements regarding the Final Fuel Inventory Purchase Price and the Final Convenience Store Inventory Purchase Price.

(c)       Upon the determination of the Final Fuel Inventory Purchase Price and Final Convenience Store Inventory Purchase Price in accordance with subsections (b), above, and Section 2.2(h) and Section 2.2(i), Seller and Buyer will reconcile any adjustment required between the Preliminary Fuel Inventory Purchase Price and the Final Fuel Inventory Purchase Price and between the Preliminary Convenience Store Inventory Purchase Price and the Final Convenience Store Inventory Purchase Price. To the extent that the Final Fuel Inventory Purchase Price or Final Convenience Store Inventory Purchase Price exceeds the Preliminary Fuel Inventory Purchase Price or the Preliminary Convenience Store Inventory Purchase Price, Buyer shall pay or cause to be paid such excess amount to Seller. To the extent that the Final Fuel Inventory Purchase Price or Final Convenience Store Inventory Purchase Price is less than the Preliminary Fuel Inventory Purchase Price or Preliminary Convenience Store Inventory Purchase Price, Seller shall pay or cause to be paid to Buyer such amount.

2.6              Deposit

(a)               Deposit. Upon the execution and delivery of this Agreement by the Parties, Buyer shall deliver by wire transfer an amount equal to Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Deposit”) to the Title Company, as escrow agent, as the Deposit. The Deposit will be held by the Title Company in a non-interest-bearing account designated by the Title Company.

(b)               Treatment of Deposit.

i.                                   If the Closing occurs, the Deposit shall be credited to the Purchase Price. If the Closing does not occur for any reason and Buyer is not entitled to a return of the Deposit under Section 2.6(b)(ii) below, Seller shall retain the Deposit.

ii.                                 The Title Company shall refund the Deposit to Buyer solely (A) in the event that Seller’s default under this Agreement results in the failure of the Closing to occur, and Buyer elects to receive a return of the Deposit pursuant to Section 10.1(d) below; (B) pursuant to Section 2.8 below; or (C) if there is a failure of a Condition to Buyer’s Obligation to Close pursuant to Article 6 (provided that, in the event such failure is due to Section 6.6 by reason of an injunction or an order relating to antitrust or competition matters or pursuant to Section 6.7, the Deposit will be refunded to Buyer net of any amounts due Seller under Section 2.8) and Seller does not correct or satisfy such condition within any notice and cure periods set forth herein, unless such condition precedent is waived or deemed waived by Buyer hereunder.

iii.                                 Liquidated Damages. Buyer and Seller acknowledge and agree that in the event Buyer defaults under this Agreement prior to Closing, Seller’s damages would be impracticable to calculate. Accordingly, unless Buyer is entitled to a return of the Deposit hereunder pursuant to Section 2.6(b)(ii) above, then the Deposit shall be delivered to Seller and shall constitute liquidated damages and the sole and exclusive remedy of Seller for any and all claims of Seller arising from Buyer’s default hereunder, including Buyer’s failure to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, this Section 2.6(b)(iii) will not limit Seller’s rights to sue Buyer under any provision hereunder pursuant to which Buyer has indemnity obligations to Seller.

2.7              Allocation

Seller shall prepare and deliver to Buyer a draft purchase price allocation that allocates the Purchase Price, solely for tax accounting purposes among the Properties, together with a draft IRS Form 8594 within thirty (30) days of the Effective Date for Buyer’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such purchase price allocation and IRS Form 8594 shall include an allocation of the Purchase Price for each Property, for the applicable asset classes at each such Property, for the Product Sales Agreements and for the Restrictive Covenants. In any proceeding related to the determination of any income tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation. The Parties shall make all filings, declarations and reports consistent with the allocation pursuant to this Section 2.7, including IRS Form 8594 and the reports required to be filed under Section 1060 of the Code. Such allocations are not established necessarily for financial or accounting purposes other than for tax accounting.

2.8              Compliance with Hart-Scott-Rodino Act

Buyer and Seller shall as promptly as practicable, and in no event later than 5:00 p.m. U.S. Eastern time on the tenth (10th) Business Day following the Effective Date, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby pursuant to the Hart-Scott-Rodino Act. Buyer shall pay the filing fees associated with all filings under the Hart-Scott-Rodino Act made in connection with the transactions contemplated by this Agreement. Buyer and Seller shall furnish, and shall cause their respective Affiliates, as applicable, to furnish, to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the Hart-Scott-Rodino Act. Buyer and Seller shall each (i) upon filing, provide outside counsel for each other party with a copy of the customary portions of the notification and report form, as well as any attachments, redacted as necessary to protect legal privilege or highly confidential business information; (ii) keep each of the filing parties apprised of the status and content of any communications with, and any inquiries or requests for additional information and documentary material (“Second Request”) from, any Governmental Entity; (iii) substantially comply as promptly as practicable with any such inquiry or Second Request (provided, however, Seller and Buyer agree that, in the event that (a) either Party shall require additional time to comply with any such inquiry or Second Request (in each instance exercising diligent and good faith efforts to comply) or (b) for any reason (including government shutdowns, partial or complete employee furloughs, or any other factor outside the reasonable control of Buyer and Seller) the FTC and/or DOJ is interrupted or delayed in its review of the transactions contemplated by this Agreement, the then-applicable Initial Extension Period or Final Extension Period, as defined below, shall be tolled for a period not to exceed fifteen (15) calendar days to allow the responding party sufficient time to comply); (iv) provide outside counsel for the other party the reasonable opportunity to review and comment on any proposed written submissions or presentations to any Governmental Entity; (v) be represented at all in-person meetings and, to the extent reasonably practicable, in all substantive conversations with any Governmental Entity regarding the matters set forth in this Section 2.8, except if, and to the extent that, any Governmental Entity objects to any party being represented at any such meeting or in any such conversation; and (vi) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings with any Governmental Entity under or relating to the Hart-Scott-Rodino Act.

Buyer and Seller shall use their reasonable best efforts to obtain any clearance or approval required under the Hart-Scott-Rodino Act for the consummation of the transactions contemplated by this Agreement. In the event that Buyer and Seller fail to obtain clearance or approval under the Hart-Scott-Rodino Act within sixty (60) days after filing of the notification and report form required under the Hart-Scott-Rodino Act (the “Initial HSR Period”), then Buyer may opt to extend the Closing Date for an additional period not to exceed seventy-five (75) days (the “Initial Extension Period”) by delivering written notice to Seller prior to the expiration of the Initial HSR Period, time being of the essence, together with payment to Seller in the amount of Two Million Six Hundred Forty-Two Thousand Five Hundred Dollars ($2,642,500) (the “First Extension Payment”) simultaneously with Buyer’s exercise of the Initial Extension Period. If Buyer does not extend the Closing Date for the Initial Extension Period, either party may terminate this Agreement upon notice to the other party, whereupon One Million Dollars ($1,000,000) of the Deposit shall be paid to Seller and the remainder of the Deposit shall be refunded to Buyer. In the event that Buyer extends the Closing Date for the Initial Extension Period and Buyer and Seller fail to obtain clearance or approval under the Hart-Scott-Rodino Act prior to the end of the Initial Extension Period, then Buyer may opt to extend the Closing Date for an additional period not to exceed seventy-five (75) days or such other period as Buyer and Seller shall otherwise mutually agree (the “Final Extension Period”) by delivering written notice to Seller prior to the expiration of the Initial Extension Period, time being of the essence, together with payment to Seller in the amount of Two Million Six Hundred Forty-Two Thousand Five Hundred Dollars ($2,642,500) (the “Second Extension Payment” and, together with the First Extension Payment, the “Extension Payments”) simultaneously with Buyer’s exercise of the Final Extension Period. Any Extension Payments delivered to Seller shall be fully-paid and non-refundable, but shall be credited towards the Purchase Price at the Closing. If Buyer does not extend the Closing Date for the Final Extension Period, then either party may terminate this Agreement upon notice to the other party whereupon the First Extension Payment shall be retained by Seller and the Deposit shall be refunded to Buyer.

In the event that, upon the Closing Date (including any extensions by Buyer pursuant to this Section 2.8), clearance or approval under the Hart-Scott-Rodino Act has still not occurred, then, unless the parties otherwise mutually agree, Seller, upon five (5) days prior written notice to the other party, may terminate this Agreement, whereupon the Deposit shall be refunded to Buyer by the Escrow Agent except as set forth above in the event that Buyer does not extend the Closing Date for the Initial Extension Period, in which case One Million Dollars ($1,000,000) of the Deposit shall be paid to Seller. Until such time as the transactions contemplated hereby are expressly prohibited by the applicable Governmental Authority or this Agreement is terminated in accordance with this Section 2.8, Buyer and Seller shall continue to diligently progress their applications and approvals pursuant to the Hart-Scott-Rodino Act as required under this Section 2.8.

Notwithstanding any other provision of this Agreement, the Buyer will take all reasonable actions necessary to address concerns raised by the FTC, the DOJ or any other applicable Governmental Entity under the Hart-Scott-Rodino Act or any other Law relating to antitrust, competition, or trade regulation (“Competition Law”) so as to enable the Closing to occur as soon as practicable, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such retail assets of the Buyer and its Affiliates and (ii) otherwise taking or committing to take actions that after the Closing Date would limit the Buyer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the Purchased Assets or the retail assets of the Buyer or its Affiliates, in each case as Buyer may reasonable agree and as may be required in order to avoid the entry or, or to effect the dissolution of, any preliminary or permanent injunction, on any claim, demand, suit, litigation or other legal proceeding under the Hart-Scott Rodino Act or any other Competition Law, which would otherwise have the effect of preventing the Closing. Notwithstanding the foregoing, the Buyer will not be obligated to take any action that is not conditioned on the Closing.

3.                  REPRESENTATIONS, WARRANTIES and covenants

3.1              Representations and Warranties of Seller

Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall be true and correct in all material respects as of the Closing Date, except to the extent updated in writing by Seller on or prior to the Closing Date:

(a)               Due Organization and Power. Each Seller is duly organized and validly existing under the laws of its jurisdiction of organization. Each Seller has all requisite power and authority to own and operate its Properties and to carry on its business as and where such business is currently conducted.

(b)               Authority. The execution and delivery by Seller of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary actions of Seller and no other action on the part of Seller is required in connection herewith. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Seller pursuant hereto will constitute, valid and binding agreements of Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c)               No Litigation. Except as set forth in Schedule 3.1(c), Seller has received no written notice of any claim, action, litigation, arbitration or other proceeding against the Purchased Assets or Seller which relates to the Purchased Assets or the transactions contemplated hereby that is uninsured and which could result in the imposition of a lien against the Purchased Assets or an action against Buyer or lead to a material adverse effect on the Purchased Assets.

(d)               No Violations. Except as set forth in the Data Site, Seller has received no written notice that any of the Properties is currently in violation of applicable law, including but not limited to Environmental Law. Neither the execution and delivery by Seller of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto nor the consummation by Seller of the transactions contemplated hereby and thereby (i) will violate any Law applicable to Seller, provided that Buyer and Seller acknowledge that clearance or approval is required under the Hart-Scott-Rodino Act for the consummation of the transactions contemplated hereby or (ii), will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Liens upon any of the Purchased Assets under, (A) any term or provision of the corporate charter, bylaws, or similar organizational documents of Seller or (B) any of the express terms of any Assumed Contract.

(e)               Title to Purchased Assets. Seller owns all of the Seller Owned Properties and has a valid leasehold interest in the Seller Leased Properties pursuant to the Property Leases. Except as set forth on Schedule 3.1(e), Seller owns all of the Equipment and Personal Property free and clear of any liens, claims or encumbrances.

(f)                Properties.

i.                        Seller has entered into no written leases or other agreements granting to any person the right to use or occupy any Property, other than pursuant to the Third-Party Leases.

ii.                        Other than this Agreement, Seller has entered into no outstanding purchase and sale contracts, nor granted any options, rights of first offer or rights of first refusal to purchase any portion of the Properties.

iii.                        Seller has not received any written notice of a condemnation action or taking with respect to any Property, and to Seller’s knowledge, there are no condemnation proceedings against any of the Properties.

(g)               Assumed Contracts and Third Party Leases. Except as set forth in Schedule 3.1(g), Seller has received no written notice claiming that any Assumed Contract or Third Party Lease is not in full force or effect. To Seller’s knowledge, each Assumed Contract and Third Party Lease is valid and enforceable against Seller, and against the other party or parties thereto in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles. Seller has received no written notice of any uncured default under any Assumed Contract or Third Party Lease.

(h)               Bankruptcy or Insolvency. No bankruptcy, insolvency, rearrangement or similar action involving the Properties or Seller, whether voluntary or involuntary, is pending or threatened, and Seller has no intention of filing any such action or proceeding.

(i)                 OFAC Compliance. Seller is currently in compliance with, and shall at all times prior to the Closing (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(j)                 Tax Matters.

i.                        Except for matters that will not result in any material Liability for Taxes or Loss to Buyers, all Tax Returns required to be filed by or on behalf of Sellers or in respect of the Purchased Assets on or prior to the date of this Agreement have been timely filed and, when filed, to Seller’s knowledge, were complete and accurate in all material respects. To Seller’s knowledge, all Taxes due and owing by Sellers in all respects have been paid or adequately accrued by Sellers. There are no liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax

ii.                        As of the date of this Agreement, Seller has received no written notice of any (A) audit examination, deficiency or proposed adjustment pending with respect to any Taxes due and owing, and (B) there are no outstanding contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to any Tax Returns relating to the Purchased Assets with respect to a taxable period for which such statute of limitations is still open.

iii.                        Each Seller is a “United States Person” within the meaning of Section 1445 of the Code. Seller is not a “foreign person” as defined in the Foreign Investment in Real Property Tax Act, 26 U.S.C. 1445(f)(3) (“FIRPTA”), and Seller shall execute and deliver to Buyer an affidavit to that effect, including Seller’s federal tax identification number, before the Closing. Sellers have not waived any statute of limitations with respect to any Taxes or agreed to an extension of time with respect to any Tax assessment or deficiency.

(k)               The financial statements for the prior three (3) calendar years of Seller provided on the Data Site fairly present, in all material respects, the combined financial position and results of operations of the business of the Seller at the dates and for the periods indicated therein, except as indicated in the footnotes thereto and have been prepared in accordance with generally accepted accounting principles consistently applied with any exceptions noted therein. There have been no material changes in the business operations of Seller at and from any of the Properties since the date of said financial information.

(l)                 Employees

i.                        Within thirty (30) days after the Effective Date, Seller shall provide to Buyer a list of all employees of the Business (including title and position) (collectively, the “Business Employees”), and contractors and consultants of the Seller as of the Effective Date, and (ii) the base compensation and benefits of each such Business Employee other than the Restricted Persons and each contractor and consultant of the Seller. Seller may terminate the employment of any Business Employee, and the engagement of all contractors and consultants, at any time before the Closing Date with or without cause and without any severance or other Liability to Buyer.

ii.                        Schedule 3.1(l)(ii) sets forth all pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether written or oral, for the benefit of any director, officer, consultant, contractor or employee, whether active or terminated, of any Seller (each, an “Employee Benefit Plan”). Buyer agrees to offer Transferred Employees an employee benefit plan after Closing that is comparable with Buyer’s existing employee benefit plans for similarly situated employees. Seller will be responsible for complying with the WARN Act or similar state law equivalent with respect to any Terminated Employees.

iii.                        Seller has received no written notice that it is not in material compliance with, and to Seller’s knowledge Seller is in material compliance with, all Laws regarding employment and employment practices, terms of employment, employee classification, wages and hours, nondiscrimination in employment, the requirements of the Americans with Disabilities Act, health and safety, terms and conditions of employment, family and medical leave obligations, the hiring and retention of employees with a right to work in the United States, tax and similar withholding requirements, characterization of service providers as employees or independent contractors and is not and has not been engaged in any unfair labor practice. Seller has received no written notice of any charge or proceeding pending or threatened in writing against Seller alleging unlawful discrimination in employment practices, violations of state or federal laws relating to occupational safety and health, or unfair labor practice before any Governmental Agency, including without limitation the National Labor Relations Board. The Seller has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees, contractors or consultants of Seller. The Seller is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. The Seller is not liable for any payment to any trust or other fund or to any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).

iv.                        There are no contracts or agreements, oral or written, and no current negotiations pertaining thereto, with any Business Employee, including any employment, severance or retention agreements other than agreements between Seller and Christine Hogan, and a retention letter agreement between Seller and Harry Fuller (which agreements are not being assumed by Buyer). Seller is not party to or bound by any collective bargaining agreement, labor contract, or other written or oral agreement or understanding with any union or labor organization covering wages, hours, or terms or conditions of employment with respect to the business of the Seller, and there have been no disputes, complaints, arbitration, lawsuits or administrative proceedings relating to labor matters pending against Seller with respect to which Seller has received written notice or, to the knowledge of Seller, threatened against Seller which could have a Material Adverse Effect.

(m)             Condition of Assets.

i.                        Each item of tangible personal property included in the Purchased Assets (including without limitation the Equipment) is in good operating condition, ordinary wear and tear excepted and, if applicable, in compliance with current applicable Payment Card Industry Data Security Standards and, except as set forth on Schedule 3.1(m)(i), applicable EMV standards as of the Effective Date. As of the Effective Date, the Purchased Assets are in material compliance with all applicable current brand imaging requirements.

ii.                        Prior to the Closing Date, (x) Buyer will purchase the EMV-related equipment identified on Schedule 3.1(m)(i) (the “EMV Equipment”), and (y) Seller will install the EMV Equipment in accordance with Schedule 3.1(m). Buyer and Seller shall mutually agree on the timing of the purchase and installation of the EMV Equipment within fifteen (15) days of the Effective Date. In the event this Agreement is terminated for any reason and the Closing does not occur, Seller shall reimburse Buyer for Buyer’s actual cost of purchasing the EMV Equipment.

(n)               Inventory. The Convenience Store Inventory constitutes a customary and normal supply and product mix, consistent with Seller’s past practice, of saleable Inventory currently sold by the Seller in the ordinary course of the business.

(o)               Pre-Closing Covenants of Seller.

i.                        Restrictions on Seller’s Actions. Except as contemplated by this Agreement, from and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (A) conduct its business in substantially the same manner heretofore conducted; provided that Seller shall be permitted to temporarily close certain Properties in connection with the work being performed pursuant to the Construction Contracts, (B) use commercially reasonable efforts to perform and comply with the Assumed Contracts, and (C) not do any of the following that would be binding upon the Purchased Assets or Buyer after Closing:

(A)             enter into any new leases or other occupancy agreements, or materially modify or extend existing Third-Party Leases or Product Sales Agreements, except for any extensions exercised thereunder;

(B)              terminate any Product Sales Agreement or Third-Party Lease unless due to a default by the dealer or tenant thereunder beyond applicable notice and cure periods;

(C)              extend, modify or materially alter any Assumed Contracts or enter into any new contracts or other agreements affecting the Properties that would be binding upon the Properties after Closing; other than renewals or extensions in the ordinary course of business;

(D)             authorize any new capital expenditures or commitments (with respect to any of the Properties or Product Sales Agreements being acquired by Buyer hereunder) exceeding $10,000 per expenditure or commitment, or $25,000 in the aggregate per Property for all such expenditures and commitments (including, but not limited to, additional advances or commitments on existing notes, or new advances or commitments for new dealer notes), except for (i) the expenditures related to the work being performed at the Propety located at 2505 North Ave., Bridgeport, CT pursuant to the Construction Contracts, (ii) the expenditures to install the EMV Equipment and (iii) other capital expenditures incurred in the ordinary course of business consistent with the dollar thresholds set forth above (collectively, the “Approved Expenditures”). If Seller makes any capital expenditures other than the Approved Expenditures and Buyer consents to such capital expenditures prior to the Closing Date, Buyer will provide to Seller at Closing, in addition to the Purchase Price, the Preliminary Fuel Inventory Purchase Price, the Preliminary Convenience Store Inventory Purchase Price and the Customer Loan Balance, a credit in the amount of such approved capital expenditures (the “Cap Ex Credit”);

(E)              materially change its accounting policies or procedures in a manner that would have an adverse effect on the Purchased Assets except to the extent required to conform with GAAP, or change its fiscal year;

(F)              remove any Equipment or Personal Property owned by Seller required for the ongoing operation of the Property unless obsolete or replaced by Equipment or Personal Property of a substantially equivalent value (provided that Seller will have no obligation to repair or replace any Equipment or Personal Property that is not in working order); or

(G)             grant any increase in the compensation, salaries or wages payable to any Transferred Employees, except for increases in the ordinary course of business consistent with past practice, including without limitation year-end bonuses for Business Employees.

If Seller requests Buyer’s consent to take an action requiring Buyer’s consent under this Section 3.1(o)(i), and Buyer fails to respond within five (5) business days, Buyer shall be deemed to have consented to such action.

ii.                        Cooperation Regarding Transfer of Purchased Assets. Prior to the Closing and following the Closing, (a) as and when requested by any Party and at such Party’s expense, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement, and (b) reasonably cooperate in developing and implementing a mutually-acceptable transition process for Closing, which may include, without limitation obtaining any necessary third-party consents that are not expressly addressed elsewhere in this Agreement, and replacing or transferring any applicable BOS components. Notwithstanding the foregoing, the provisions of this Section 3.1(o)(ii) shall not apply to obligations with respect to documents, instruments, third-party consents or other items specifically addressed elsewhere in this Agreement. Buyer and Seller will reasonably cooperate, each at its own expense, to timely make any filings required by applicable bulk sales or similar statutes and Laws.

(p)                Post-Closing Obligations of Seller.

i.      The Sellers, the Restricted Persons (who are the only owners and members of Sellers that are involved in the day-to-day operation of Purchased Assets) and any entity owned or controlled by either the Sellers or the Restricted Persons, from the Closing Date until the third (3rd) anniversary of the Closing Date (the “Noncompetition Period”), will not (a) own, lease or operate a retail gas station and/or convenience store within in a three (3) mile radius of any Property, or (b) engage in the sale and supply of motor fuels to gas stations not otherwise owned, leased or controlled by any of the Sellers, the Restricted Persons or any entity owned or controlled by either the Sellers or the Restricted Persons in the State of Connecticut (collectively, the “Restrictive Covenants”). Notwithstanding the provisions of this Section 3.1(p), the Restricted Persons will not be prohibited from owning any interest in or operating the properties listed on Schedule 3.1(p) attached hereto (the “Excluded Properties”) or engaging in business relationships with the owners of any retail gas station or convenience store properties not otherwise prohibited by this Section 3.1(p). Sellers and the Restricted Persons acknowledge that it would be difficult to measure damage to Buyer from any breach by Sellers or any Restricted Persons of the Restrictive Covenants, injury to Buyer from any such breach would be incalculable and irremediable, and money damages, therefore, would be an inadequate remedy for any such breach. Accordingly, Sellers and the Restricted Persons agree that if Sellers or any Restricted Persons breach any Restrictive Covenants, then Buyer will be entitled, in addition to all other remedies it may have, to a temporary restraining order, preliminary injunction and/or permanent injunction without bond to restrain any such breach by Sellers or any Restricted Persons, without showing or providing any actual damage sustained by Buyer. If any court determines that any provision of this Section 3.1(p) is overstated, then the provision will remain in full force and effect as amended by such court of law,

ii.      Also during the Noncompetition Period, Seller and the Restricted Persons will not solicit or entice any of the Transferred Employees to leave their employment with Buyer; provided, however, nothing will prohibit Seller or any Restricted Persons from hiring any person who responds of their own volition to any general job posting of Seller undertaken as a part of Seller’s normal recruiting and hiring practices.

iii.      Also during the Noncompetition Period and for the term of any applicable Product Sales Agreement (if longer than the Noncompetition Period), Seller and the Restricted Persons will not solicit or entice the counterparty to any Product Sales Agreement to (a) terminate their Product Sales Agreement or otherwise cease purchasing Branded Fuel for their applicable DODO Site from Buyer or its Affiliate or (b) enter into a new agreement for the purchase of Branded Fuel for their applicable DODO Site with a supplier other than Buyer or its Affiliate.

(q)               Seller shall reasonably cooperate with Buyer to provide such financial information regarding the Assets in such form and for such periods as may be reasonably requested by Buyer in order for Buyer the requirements of Regulation S-X of the U.S. Securities and Exchange Commission or other U.S. federal securities laws.  Any such modifications shall be made, and any such cooperation shall be provided, at Buyer’s sole cost and expense, including the reimbursement of reasonable out-of-pocket expenses.

(r)                Credit Card Receipts and Chargebacks. Seller and Buyer acknowledge that all credit card receipts and chargebacks relating to any sale of fuel or merchandise at any of the Properties occurring prior to 12:01 a.m. on the Closing Date shall be for the account of Seller, and all credit card receipts and chargebacks relating to any sale of fuel or merchandise at any of the Properties occurring after 12:01 a.m. on the Closing Date shall be for the account of Buyer. In the event either party receives any credit card receipts relating to the sale of fuel or merchandise which are for the account of the other party, the party receiving such funds shall promptly remit them to the other party. In the event either party is debited for any credit card chargebacks relating to the sale of fuel or merchandise which are for the account of the other party, the party receiving such debit shall promptly notify the other party and the other party shall promptly reimburse the party receiving such debit.

(s)                Rent and Other Receipts. The settlement statement executed as of the Closing Date will include a credit to Buyer for any rent received from tenants or sub-tenants under any Assumed Contracts included in the Assets for rent received by Seller for the month in which the Closing Date occurs. In the event that Seller receives any rent or other payments from any tenants or sub-tenants under any Assumed Contracts for any period subsequent to the Closing Date, Seller shall promptly remit such funds to Buyer. In the event that Buyer receives any rent or other payments from any tenants or sub-tenants under any Assumed Contracts for periods prior to the Closing Date (including, without limitation, any percentage rent paid in arrears), Buyer shall promptly remit such funds to Seller.

(t)                 Utilities. In the event Seller receives any utility invoice relating to any of the Properties for any period after the Closing Date, Seller shall forward such invoice to Buyer for payment. Seller and Buyer shall cooperate to transfer all utility accounts for each of the Properties locations to Buyer’s name promptly following the Closing Date.

(u)               Post-closing true-up. Seller and Buyer shall cooperate and work together in good faith to resolve any issues regarding final inventory values in accordance with Sections 2.5(b) and 2.5(c), reconciliation of rent, tax, utility and other prorations and reconciliation of any other financial matters relating to the Assets or any other matters not otherwise adequately addressed herein or on the settlement statement. Following such resolution and reconciliation, Seller shall either invoice Buyer for any balance due or refund any over-payment and Seller or Buyer, as applicable, shall make any necessary payment to the other within five (5) business days following such resolution and reconciliation.

3.2              Representations and Warranties of Buyer

Buyer makes the following representations and warranties to Seller, each of which is true and correct on the date hereof, and shall be true and correct on the Closing Date:

(a)               Due Organization and Power. Buyer is a duly organized and validly existing limited partnership as described herein above under the laws of its jurisdiction of organization, and in good standing under the laws of such jurisdiction. Buyer is duly qualified to do business and is in good standing in the State of Connecticut. Buyer has all requisite power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(b)               Authority. Buyer has full authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and due performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary actions of Buyer and no other action on the part of Buyer is required in connection herewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c)               Insolvency. There is no bankruptcy, insolvency, rearrangement or similar action or proceeding, whether voluntary or involuntary, pending or, to Buyer’s knowledge, threatened against Buyer.

(d)               Foreign Person. Buyer is not: (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(e)               Financial Ability. Buyer has, or as of the Closing Date will have, sufficient sources of immediately available funds to enable it to perform its financial obligations hereunder and to consummate the Transaction. Buyer acknowledges that its obligations under this Agreement are not subject to a financing contingency.

3.3              Expiration of Representations and Warranties

The representations and warranties of Seller set forth in Section 3.1(a) – (n) shall survive Closing for a period of nine (9) months, except that the representations and warranties set forth in Section 3.1(a) (Due Organization and Power), Section 3.1(b) (Authority), and Section 3.1(j) (Tax Matters) (collectively, the “Surviving Representations”) shall survive the Closing until the underlying obligation is time barred by the applicable statute of limitations. The post-closing covenants set forth in Section 3.1(q) – (u) shall survive Closing for a period of twelve (12) months. The post-closing covenants set forth in Section 3.1(p) shall survive Closing as set forth in such Section 3.1(p).

3.4              No Express or Implied Representations or Warranty

WITHOUT LIMITING BUYER’S OTHER OBLIGATIONS OR ACKNOWLEDGEMENTS, AND EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL OF THE PURCHASED ASSETS CONVEYED PURSUANT TO THIS AGREEMENT ARE SOLD BY SELLER AND ACCEPTED BY BUYER IN THEIR “AS-IS, WHERE-IS” CONDITION AS OF THE DATE OF THIS AGREEMENT. BUYER ACKNOWLEDGES ITS RESPONSIBILITY TO INSPECT ALL PURCHASED ASSETS FOR PATENT OR LATENT DEFECTS THAT MAY EXIST AT THE TIME OF CLOSING. The representations and warranties stated in Section 3.1 are the only representations and warranties Seller OR ANY OTHER PARTY has given to Buyer in connection with the transactions contemplated by this Agreement. Except as set forth in Section 3.1, Seller has not made, and it hereby expressly disclaims, any other or further representation or warranty, either express or implied, concerning the subject matter of this Agreement. THE REPRESENTATIONS GIVEN IN SECTION 3.1 ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES SELLER, OR ANY AGENT, EMPLOYEE OR PRINCIPAL OF SELLER OR ANY OTHER PARTY MIGHT HAVE GIVEN TO BUYER (EXCEPT AS OTHERWISE EXPRESSLY ELSEWHERE PROVIDED IN THIS AGREEMENT) AS TO THE PHYSICAL (INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL) CONDITION OF THE PROPERTIES OR AS TO ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, AS TO ANY PERMITTED USE THEREOF, THE ZONING CLASSIFICATION THEREOF OR COMPLIANCE THEREOF WITH FEDERAL, STATE OR LOCAL LAWS, INCLUDING WITHOUT LIMITATION, THE PMPA, OR AS TO ANY OTHER MATTER IN CONNECTION THEREWITH ALL EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND IMPLIED WARRANTIES OF FITNESS FOR INTENDED USE. All other warranties Seller or anyone purporting to represent Seller gave or might have given, or which might be provided or implied by Law or commercial practice, ARE HEREBY EXCLUDED. THIS SECTION SHALL SURVIVE CLOSING AND DELIVERY OF THE DEEDS, AND SHALL BE DEEMED INCORPORATED BY REFERENCE AND MADE A PART OF ALL DOCUMENTS DELIVERED BY SELLER TO BUYER IN CONNECTION WITH THE SALE OF THE PROPERTIES.

BUYER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IT IS A SOPHISTICATED PURCHASER WHO HAS HERETOFORE HAD OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES, INVESTIGATIONS AND TESTS RELATING TO THE PROPERTIES THAT BUYER DEEMS NECESSARY IN ITS SOLE DISCRETION. THE SURVIVAL OF THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT TO SELLER ENTERING INTO THIS AGREEMENT AND ACCORDINGLY SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT AND SHALL BE DEEMED TO BE INCORPORATED INTO THE CLOSING DOCUMENTS TO BE DELIVERED AT CLOSING.

BUYER ACKNOWLEDGES AND AGREES THAT CERTAIN INFORMATION WAS MADE AVAILABLE TO BUYER IN AN ELECTRONIC FORM IN AN ELECTRONIC DOCUMENTATION SITE (THE “DATA SITE”) ESTABLISHED BY CARTER, MORSE & GOODRICH, INC., ON BEHALF OF SELLER. BUYER ACKNOWLEDGES THAT ALL SUCH MATERIALS WERE MADE AVAILABLE AS AN ACCOMMODATION ONLY, BUT THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER SELLER NOR CARTER, MORSE & GOODRICH, INC., NOR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR CONTRACTORS, HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THE TRUTH OR ACCURACY OF ANY SUCH MATERIALS AND THAT BUYER HAS RELIED UPON ITS OWN DUE DILIGENCE AND INVESTIGATION AND NOT UPON ANY SUCH MATERIALS IN ITS EVALUATION OF THE PROPERTIES AND THE TRANSACTION.

4.                  Real Estate Matters; Inspection

4.1              Existing Title Policies

All existing title commitments and surveys within Seller’s possessions for the Seller Owned Properties have been posted on the Data Site (the “Existing Title and Survey”).

4.2              Title Insurance Policies

At Closing, Buyer may obtain a title insurance policy or policies from the Title Company for the Properties conveyed and transferred to Buyer under this Agreement. The title insurance policy or policies for the Properties will insure marketable title to such Properties subject to the standard exceptions to title and to the matters described in Section 4.3 and Section 4.4 below. Buyer shall be responsible for the costs of all such title insurance policies, any title endorsements requested by Buyer and any lender coverage.

4.3              Conveyance of Title

At Closing, Seller will convey the Properties pursuant to the Deeds. Seller shall remove from title, at or before Closing (or deliver pay-off letters in form and substance reasonable satisfactory to Buyer, all mortgages or deeds of trust or other security interest secured by a lien on the Properties or any part thereof. Buyer and Seller agree that title to the Properties will be transferred subject to the following permitted exceptions:

(a)               the lien for real property taxes for the current year provided the same are not due and payable prior to or as of the Closing Date, and any liens for special assessments which as of the Closing Date are not due and payable;

(b)               all laws, ordinances, statutes, orders and regulations to which the Properties are subject, including, without limitation, all building, zoning and environmental ordinances, laws and regulations, including, but not limited to, any notices of violations or non-compliance citations;

(c)               any matters or circumstances that a new or updated survey or physical inspection of the Properties might disclose other than Material Defects to which Buyer has a right to object and to which Buyer actually objects pursuant to Section 4.4 below, unless such Material Defect is not cured by Seller and Buyer nonetheless proceeds to Closing in accordance with the terms of Section 4.4 below;

(d)               all liens, encumbrances, easements, restrictions, encroachments, defects and other title and survey matters affecting the Properties other than Material Defects to which Buyer has a right to object and to which Buyer actually objects pursuant to Section 4.4 below, unless such Material Defect is not cured by Seller and Buyer nonetheless proceeds to Closing in accordance with the terms of Section 4.4 below;

(e)               all existing leases and/or rights of any subtenant, licensee or tenant occupying any Property as of the Closing Date, to the extent that such existing leases and/or rights of any subtenant, licensee or tenant originate from an Assumed Contract.;

(f)                all notices of violations of law, municipal orders and/or similar legal requirements; and/or

(g)               any other restrictions described in any instrument recorded against any Property other than Material Defects to which Buyer has a right to object and to which Buyer actually objects pursuant to Section 4.4 below, unless such Material Defect is not cured by Seller and Buyer nonetheless proceeds to Closing in accordance with the terms of Section 4.4 below.

4.4              Materially Adverse Title or Survey Encumbrance

Buyer shall have the right to order an updated title search to be performed with regard to the Properties, and to order a commitment for title insurance (each, a “Commitment,” and together, the “Commitments”) to be issued by the Title Company. Buyer may, no later than forty-five (45) days after the Effective Date (the “Inspection Period”), deliver written notice to Seller of any title or survey defect, lien, or other matter set forth in the Commitment that encumbers or adversely affects any such Property (excluding any liens or matters created or arising as a result of Buyer’s examination or inspection of the Assets including any entry upon any real property in connection therewith) that, individually or in the aggregate with respect to any given Property, (i) is unacceptable to Buyer and (ii) materially adversely affects the continued use of such Property in the ordinary course of business as a gasoline service station and/or convenience store (such matters being collectively referred to herein as “Material Defects,” and each a “Material Defect”), together with complete copies of each of any title report or Commitment, and all documents and instruments referred to therein. If Buyer does not deliver such written notice to Seller on or before the end of the Inspection Period, Buyer shall be deemed to waive any right to object to such Material Defects, shall accept title to the affected Properties subject to such Material Defects, and shall proceed to Closing without any reduction in the Purchase Price. If, on or before the end of the Inspection Period, Buyer properly gives notice to Seller of one or more Material Defects, Seller shall, within ten (10) days after receiving such notice, notify Buyer whether Seller will or will not attempt to cure such Material Defects (by removing any such Material Defect, bonding or obtaining insurance coverage over such Material Defect). Failure by Seller to deliver such notice shall be deemed Seller’s election not to cure any Material Defects.

(a)               If Seller elects (or is deemed to have elected) not to attempt to cure such Material Defects, Buyer shall be entitled, by giving notice (the “Buyer Notice”) to Seller within three (3) days after receiving such notice from Seller (or the date on which Seller was deemed to have provided such notice), to (x) proceed to Closing without any reduction in the Purchase Price or (y) negotiate in good faith a mutually acceptable resolution of the Material Defects no later than five (5) business days after the date of the Buyer Notice. If Buyer does not timely deliver Buyer Notice, Buyer shall be deemed to waive any right to object to such Material Defects, shall accept title to the affected Property subject to such Material Defects, and shall proceed to Closing without any reduction in the Purchase Price.

(b)               If Seller elects in writing to attempt to cure any Material Defects, but at the time of Closing such Material Defects have not been cured to Buyer’s reasonable satisfaction, Buyer’s sole option and remedy shall be either to (x) proceed to Closing without any reduction in the Purchase Price or (y) negotiate in good faith a mutually acceptable resolution of the Material Defects no later than five (5) days in advance of the Closing. Such mutually acceptable resolution may include entering into a triple-net lease (or sublease) or some other mutually-satisfactory arrangement with Seller that grants Buyer the economic benefits and obligations relating to applicable Property effective as of Closing until time as Seller and Buyer can resolve such Material Defects to their mutual satisfaction, without any reduction in the Purchase Price paid at Closing.

(c)               For avoidance of doubt, and notwithstanding anything to the contrary set forth in this Agreement, provided that the Conditions to Buyer’s Obligation to Close (hereinafter defined) are satisfied or waived by Buyer and Seller is not in material default under this Agreement, in each case beyond all applicable notice and cure periods set forth herein, Buyer shall have no right to terminate this Agreement and Buyer shall be obligated to close on the Closing Date on the acquisition of all of the Purchased Assets with no reduction in the Purchase Price (other than adjustments to the Purchase Price as otherwise provided herein).

4.5              Entry and Inspection

(a)               During the Inspection Period, Buyer may inspect the Properties at a time mutually agreed upon by the Parties, at Buyer’s expense, to ensure that (i) the Properties’ Equipment, Personal Property and UST Systems necessary for the operation of the Properties consistent with Seller’s past practices (and which is to be conveyed to Buyer at Closing) are present and in working order and (ii) the structural components of the buildings or other improvements (“Improvements”) located on any Property are in good working condition. Buyer may inspect the Properties personally or through agents, employees, contractors, or subcontractors and shall assume all risks involved in entering the Properties pursuant to this Section 4.5. Seller Representatives may attend all inspections. Buyer shall not engage in conversations with employees working at the Properties except as approved by Seller Representatives. In the event that such inspections identify (x) any Equipment, Personal Property or UST System at any Property which is not in working order in compliance with any applicable Law or (y) a material defect in any of the structural components of the Improvements located on any Property which defect materially impairs the current use of the Property consistent with Seller’s current use, then the Buyer shall advise Seller thereof by providing a copy of the written results of its inspection. Unless otherwise mutually agreed by Seller and Buyer, the Seller shall thereafter undertake, at its expense, to cause the identified matters to be corrected or repaired in a commercially reasonable manner. Seller and Buyer shall cooperate with each other in the Seller’s performance of any such repairs. In the event such repairs are not completed prior to the Closing, Buyer and the Seller shall mutually agree on a timeframe and funding mechanism pursuant to which such repairs shall be completed post-Closing and, if needed, Buyer shall provide Seller reasonable access subsequent to the Closing. Any amounts expended by Seller to complete such repairs shall not be included in the Cap Ex Credit. Buyer shall restore any damage to the Properties and to the Equipment, Improvements, Personal Property and UST Systems located thereon, caused by Buyer’s entry upon the Properties pursuant to this Section 4.5(a). Notwithstanding the foregoing, or anything contained herein to the contrary, Buyer acknowledges and agrees that Seller shall only be required to make, or cause to be made, any repairs to any Equipment, Personal Property, UST System or structure component of any Improvement located at the Property commonly known as the Secondi Travel Center, located at 365 Old Gate Lane, Milford, Connecticut, if such repairs relate to (i) any non-compliance of any Equipment or UST System with any applicable Law which non-compliance prevents such Equipment or UST System from being used for the storage or distribution of motor fuels until such non-compliance is repaired or (ii) any material defect in any of the structural components located on such Property which requires the convenience store or truck wash on such Property to cease operations until such defect is repaired.

(b)               No later than two (2) business days prior to Buyer’s initial entry upon any Property either for the purposes of inspection under this Section 4.5 or under Section 5.3 or Section 5.10 below, Buyer shall deliver to Seller evidence reasonably satisfactory to Seller that Buyer or its contractors have obtained commercial general liability insurance, in an amount of not less than $2,000,000 written on such forms as are commercially reasonably and reasonably acceptable to Seller, naming Seller as an additional insured, with respect to the Properties and any entry onto or activities on or about the Properties by Buyer and all of Buyer’s agents, employees and contractors (and any others entering onto the Properties for or at the request of Buyer).

(c)               Buyer shall, and does hereby agree to, indemnify, defend and hold Seller, its Affiliates, the direct and indirect members, partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Seller Related Parties”), harmless from and against any and all claims, demands, suits, obligations, payments, damages, Losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, the “Claims”) caused directly by Buyer, or by Buyer’s contractors, employees or agents and any others entering onto the Properties for or at the request of Buyer (collectively, the “Buyer Parties”) or as the direct result of Buyer Parties’ acts taken or occurring in, on or about the Property in the exercise of the inspection right granted pursuant to Section 4.5(a), Section 5.3 or Section 5.10. The provisions of this Section 4.5(c) shall survive the termination of this Agreement or Closing for a period of one (1) year, provided that if Seller has notified Buyer of a Claim during such one (1) year period, the provisions of this Section 4.5(c) shall continue to survive with respect to such Claim until the resolution of such Claim.

(d)               All information received or accumulated by Buyer or a Buyer Party during any inspection shall be treated as confidential information, notwithstanding the termination of this Agreement, and shall be deemed to be “Evaluation Material” governed by the terms of the NDA.

4.6              Equipment Installation

Buyer may enter the Properties to install telephone lines and other equipment needed to effect an orderly post-Closing transition of the operations within five (5) days prior to the Closing Date (or such other time as Buyer and Seller shall mutually agree). Such entry and installation shall be: (a) at Buyer’s sole risk and expense; and may be (b) conducted by Buyer personally or through its agents, employees, contractors, or subcontractors. Buyer’s right to install equipment under this Section 4.6 is subject to prior written notice to and consent by Seller, which consent will not be unreasonably withheld. Buyer shall make reasonable efforts not to disrupt existing operations on the Properties and shall keep the Properties free from any liens or claims arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Buyer. If any mechanic’s or other lien is recorded against the Properties, Buyer shall pay the lien or post any bond necessary to discharge the lien of record within five (5) days after receiving notice.

4.7              Failure to Close after Installation of Equipment

If the contemplated transaction is not consummated for any reason, and Buyer has installed equipment on the Properties in accordance with Section 4.6, Buyer shall, at Seller’s option: (a) remove the equipment installed by Buyer and restore the Properties to their original condition upon ten (10) days’ notice from Seller; or (b) transfer title to any equipment installed by Buyer to Seller, at no cost and without any express or implied warranty, after which Seller will be solely responsible for such equipment. In removing equipment and restoring the Properties to their original condition, Buyer shall make reasonable efforts not to disrupt existing operations on the Properties and shall assume all risks involved in entering the Properties in connection therewith.

4.8              Casualty

Seller shall keep the Properties insured with such policy types and coverage amounts as Seller maintains in the ordinary course of business until Closing or earlier termination of this Agreement. If there is any material damage to or destruction of a Property (a “Materially Damaged Property”), the Closing with respect to such Materially Damaged Property shall, at Seller’s sole discretion, nevertheless proceed, provided that, unless before Closing the same shall have been remedied and restored to substantially the same condition as it was on the Effective Date, at the Closing, Seller shall pay over or assign to Buyer any net insurance proceeds due to Seller as a result of such damage or destruction (without recourse to Seller) and Buyer shall assume responsibility for such repair and receive a credit against the Purchase Price for any applicable policy deductible.

5.                  Environmental Matters

5.1              Compliance with Laws

Buyer acknowledges that after the Closing it shall be responsible, at its sole cost and expense, for compliance with all Environmental Laws (and any rules or regulations promulgated thereunder) in connection with the Purchased Assets, including but not limited to, compliance with any outstanding orders of any Governmental Entity or ongoing groundwater monitoring and/or soil or groundwater remediation required under the Environmental Laws. Buyer shall be responsible, and Seller shall cooperate as necessary, for notifying the applicable Governmental Entity of the change in ownership of the Transferrable Permits and the Tanks and, at Buyer’s sole cost and expense, shall prepare and file any required notification forms arranging for the required inspection, if any. [Seller shall not be responsible for any Tank or equipment noncompliance that may be found as a result of Buyer’s inspections pursuant to Section 4.5, but shall reasonably cooperate with Buyer’s performance of its obligations under this Section 5.1.

5.2              Environmental Assessment

Seller has made available to Buyer certain Phase I and Phase II Environmental Site Assessments of the Properties and Purchased Assets and other reports and information relating to the Properties and Purchased Assets as set forth in the Data Site (the “Evaluations”). Seller reserves the right to undertake additional environmental testing and compliance examinations of the Properties, as Seller may desire, and undertake corrective measures that do not materially interfere with the continued use and operation of the Properties consistent with their historical operations, at its option, prior to Closing, provided that Seller shall provide to Buyer copies of any reports generated in connection with any such testing, examination and corrective measures.

5.3              Environmental Inspections

(a)               Buyer, its agents, employees and contractors, shall not enter upon any Property to perform environmental inspections, tests or evaluations of such Property (“Environmental Investigations”) without Seller’s prior written consent, which consent may be withheld in Seller’s reasonable discretion. All Environmental Investigations will be conducted during the Inspection Period. Buyer hereby further acknowledges that no invasive environmental testing, including soil and groundwater testing, will be permitted upon any Property. All requests by Buyer to perform Environmental Investigations shall be made in writing and accompanied by a scope of work for Seller’s prior review and written approval, identifying the specific nature and scope of the proposed Environmental Investigations to be performed and the equipment that will be used. If permitted by Seller, all such Environmental Investigations shall be performed in coordination with Seller and Seller’s environmental consultant. Seller shall be entitled to have a representative present during any entry onto any Property by Buyer or its agents to conduct any Environmental Investigations. Buyer shall perform all Environmental Investigations in such a manner as to minimize any interference with Seller’s use and operation of a Property. Any Environmental Investigations that, when being conducted, cause unreasonable disruption or interference shall be halted immediately upon Seller’s request. At Seller’s request, Buyer shall provide Seller with copies of any reports, studies or investigations prepared by Buyer or its contractors in connection with the Environmental Investigations at no cost to Seller.

(b)               If Seller permits Buyer to conduct any Environmental Investigations and any such Environmental Investigation conducted by Buyer, or on Buyer's behalf, reveals Contamination at any location which is required by applicable Law to be reported to a Governmental Entity, Buyer shall advise Seller of such Contamination, and the Seller shall promptly report the same to the Governmental Entity if required by Environmental Law.

5.4              No Warranty of the Evaluations

Buyer understands and agrees that the Evaluations were not prepared for it and that Buyer has no right to rely upon the Evaluations unless Buyer arranges for reliance directly with the environmental consultant who prepared such Evaluations. Seller makes no representation or warranty that the Evaluations include all of the information that may relate to the Properties or the Purchased Assets, nor does Seller make any representation or warranty as to the accuracy or completeness of the Evaluations.

5.5              Independent Verification of the Evaluations

Buyer acknowledges by its consummation of the transactions contemplated hereby that it had an opportunity to conduct its own independent investigation regarding the environmental condition of the Properties and the Purchased Assets and also had the opportunity for independent verification of the Evaluations, the environmental conditions of the Properties and the Purchased Assets, and any other environmental information.

5.6              Acknowledgments and Assumption of Risk

(a)               BUYER SPECIFICALLY ACKNOWLEDGES THAT IT UNDERSTANDS THE PROPERTIES AND THE PURCHASED ASSETS HAVE BEEN USED FOR COMMERCIAL PURPOSES INCLUDING, BUT NOT LIMITED TO, THE STORAGE, DISTRIBUTION AND MARKETING OF MOTOR FUELS, PETROLEUM, PETROLEUM-BASED PRODUCTS AND OTHER CHEMICALS, AND THAT THE ENVIRONMENT, INCLUDING THE SOIL, SOIL VAPOR, SURFACE WATER AND GROUNDWATER OF THE PROPERTIES AND THE SURROUNDING PROPERTIES, TOGETHER WITH DRAINS, SEWERS, PIPES, OR OTHER CONDUITS AT, ON, UNDER OR IN THE VICINITY OF THE PROPERTIES, MAY HAVE BEEN CONTAMINATED OR IMPACTED BY PETROLEUM-BASED PRODUCTS OR OTHER CONTAMINATION. BUYER EXPRESSLY ACCEPTS AND ASSUMES ALL RISKS, WHETHER KNOWN OR UNKNOWN, ASSOCIATED WITH THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

(b)               BUYER ACKNOWLEDGES THAT IT IS BEING GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTIES AND TO OBTAIN SATISFACTORY EVIDENCE OF THE CONDITION OF THE PROPERTIES FROM QUALIFIED SOURCES OTHER THAN SELLER AND ITS AGENTS OR CONTRACTORS AND THAT BUYER WILL CONDUCT SUCH INSPECTIONS OF THE PROPERTIES AND REVIEW ALL MATTERS DETERMINED BY BUYER NECESSARY OR APPROPRIATE IN ORDER TO DETERMINE WHETHER THE PROPERTIES ARE SUITABLE FOR BUYER’S INTENDED USE.

(c)               WITHOUT LIMITING THE “AS IS, WHERE IS” NATURE OF THE TRANSFER OF THE PROPERTIES AND THE PURCHASED ASSETS, BUYER EXPRESSLY ACKNOWLEDGES, AGREES, AND UNDERSTANDS THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IT IS ACQUIRING RESPONSIBILITY FOR THE PROPERTIES AND THE PURCHASED ASSETS IN AN “AS IS, WHERE IS” NATURE, WITH ALL FAULTS AND DEFECTS, LATENT OR OTHERWISE. IT IS UNDERSTOOD AND AGREED THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE WITH RESPECT TO THE PROPERTIES AND THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, THE PROPERTIES’ HABITABILITY, SUITABILITY, MERCHANTABILITY FITNESS FOR A PARTICULAR PURPOSE, THE PRESENCE OR ABSENCE OF CONDITIONS ON THE PROPERTIES THAT COULD GIVE RISE TO A CLAIM FOR PERSONAL INJURY, PROPERTY OR NATURAL RESOURCE DAMAGES, THE PRESENCE OF HAZARDOUS OR TOXIC SUBSTANCES, CONTAMINANTS OR POLLUTANTS AT, ON, UNDER, OR ORIGINATING OR MIGRATING FROM THE PROPERTIES AND THE PURCHASED ASSETS, THE INCOME OR EXPENSES FROM OR OF THE PROPERTIES, THE STATUS OF THE REGISTRATION OF THE TANKS, FIXTURES, STRUCTURES, AND ALL OTHER EQUIPMENT AND DISPENSERS, OR THE CONDITION OF, THE MERCHANTABILITY OR THE FITNESS FOR ANY PARTICULAR PURPOSE OF ANY OF THE AFOREMENTIONED.

(d)               BUYER ACKNOWLEDGES THAT CERTAIN TANKS CONTAIN OR HAVE CONTAINED EXPLOSIVE GASES AND HAVE BEEN USED FOR THE STORAGE OF PETROLEUM PRODUCTS. THESE TANKS ARE UNFIT FOR THE STORAGE OF WATER OR ANY OTHER ARTICLE OR COMMODITY INTENDED FOR HUMAN OR ANIMAL CONTACT OR CONSUMPTION AND BUYER EXPRESSLY AGREES NOT TO USE OR PERMIT THE USE OF ANY TANK FOR SUCH STORAGE.

5.7              Environmental Responsibility

(a)               Buyer specifically acknowledges and agrees that it is solely responsible at its sole cost and expense for, and assumes all Environmental Liabilities and all risk associated with, any and all Contamination at, on, under, or migrating or originating from the Properties and the Purchased Assets, whether known or unknown. If Buyer transfers or assigns in part or all of its interests in the Properties and the Purchased Assets, Buyer agrees that such transfer or assignment will not release Buyer from its assumption of such Environmental Liabilities.

(b)               In addition to Buyer’s obligations under Section 5.1, no later than thirty (30) days after Closing (or sooner if required by Governmental Entities), Buyer shall submit or enter into any other documentation required by Governmental Entities, and Seller shall cooperate, to transfer from Seller to Buyer, agreements or obligations regarding the Purchased Assets, including but not limited to, compliance with any outstanding orders of any Governmental Entity or ongoing groundwater monitoring and/or soil or groundwater remediation required under the Environmental Laws (the “Existing Obligations”). Buyer shall provide copies of any documentation associated with such efforts to Seller and take all necessary actions to substitute itself as the responsible party for any actions or activities relating to Contamination at, on, under, or originating or migrating from the Properties and the Purchased Assets. This shall include, without limitation, the execution or assumption of all agreements or orders containing terms and conditions required by the Governmental Entity for Buyer to fulfill its obligations under this Agreement.

(c)               Buyer further agrees to undertake, at its sole expense, from and after the Closing Date, all other reporting and notification required under the Environmental Laws for Contamination and shall undertake, in good faith and with due diligence, all Remediation Activities of Contamination that are required by the relevant Governmental Entities and in compliance with the Environmental Laws, including but not limited to the Existing Obligations.

(d)               Prior to Closing, Buyer shall obtain Storage Tank Liability Insurance Policies and Premises Pollution Liability III Insurance Policies with coverage limits of at least $25,000,000.00 (collectively, the “Environmental Insurance Policies”) to cover all existing known and unknown conditions for the Properties and the Purchased Assets and will list Seller as an additional, named insured. Buyer shall be required to maintain the Environmental Insurance Policies in full force and effect for a period of at least five (5) years after Closing and will provide Seller with evidence of such Environmental Insurance Policies (including documentation of full payment of the premiums for the full terms of the policies) at Closing and thereafter within five (5) days of Seller’s request.

5.8              Connecticut Transfer Act. If, prior to the expiration of the Inspection Period, , Buyer determines that any Property or business operation thereon is an “Establishment” under the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134 et seq. (“Transfer Act”), Buyer shall provide Seller with a “Form III” (or other applicable Form) for review and approval at least twenty-one (21) days prior to the Closing Date. Buyer shall, at Closing, execute any and all forms necessary to comply with the Transfer Act including, without limitation, a “Form III” (or other applicable form), as "Transferee" and as the "Certifying Party" and an “Environmental Condition Assessment Form” prepared by an “Environmental Professional” licensed under Conn. Gen. Stat. § 22a-133v and shall file such forms as required by law and shall pay all fees and costs associated with such filing and the preparation thereof. Seller shall sign the Form III (or other applicable form) as "Transferor." Buyer shall be solely responsible for any and all environmental investigation, remediation and monitoring of the Property and compliance with the Transfer Act and Seller shall have no liability to Buyer whatsoever for any costs associated with the environmental investigation, remediation or monitoring of the Property. Buyer shall indemnify, defend, hold harmless and release Seller with respect to the investigation and remediation of the environmental condition of the Property and any failure by Buyer to comply with the Transfer Act. The Buyer’s obligations under this Section 5.8 shall be in addition to Buyer’s other obligations under this Section 5.

5.9              Release and Indemnification

(a)               Release. Buyer expressly understands and agrees that except for the representations and warranties set forth in Section 3.1 above, and the provisions of Section 4.5(a) above and Section 5.10 below, Buyer is accepting the conveyance of the Properties and the Purchased Assets, in their “AS IS, WHERE IS” condition as of Closing, and except for any indemnification obligation identified in Article 8, Buyer shall make no claim against Seller, Seller’s Affiliates, their officers and directors, employees, agents, attorneys, subsidiary and affiliate companies and divisions, and all of their successors and assigns (collectively the “Released Parties”) with respect to: (i) the Contamination; (ii) Seller’s compliance with Environmental Laws; and (iii) the environmental condition of the Properties and the Purchased Assets, or Seller’s ownership or operation of the Properties and the Purchased Assets. Effective upon the occurrence of the Closing, except solely as otherwise expressly provided for herein, Buyer and Buyer’s Affiliates hereby release the Released Parties from ANY AND ALL CLAIMS, INCLUDING, BUT NOT LIMITED TO, THOSE ARISING FROM THE NEGLIGENCE (INCLUDING GROSS NEGLIGENCE AND STRICT LIABILITY) AND WILLFUL MISCONDUCT, OF THE RELEASED PARTIES PRIOR TO CLOSING, whether such claims are now existing or arising in the future, foreseen or unforeseen, known or unknown, at law or in equity, including those which arise out of or relate to or result in any way from, allegedly or in fact, the condition of the Properties and the Purchased Assets, the Contamination, or the ownership or operation of the Properties and the Purchased Assets by Seller. This release shall include, but is not limited to (x) any and all claims under the Environmental Laws; (y) any and all claims for injury, death, destruction, loss or damage to the person or property of Buyer and Buyer’s Affiliates arising out of (1) the environmental condition of the Properties and the Purchased Assets and the improvements and the equipment on the Properties and the Purchased Assets, and (2) the existence of Contamination at, on, under, or migrating or originating from the Properties and the Purchased Assets; and (z) any and all Liability for further assessment, cleanup and remediation of any and all Contamination at the Properties and the Purchased Assets. Buyer expressly assumes all such Liabilities related to all of the foregoing.

(b)               Indemnification.  Effective upon the occurrence of the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective directors, officers, employees and controlling persons, from and against any and all Losses asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (i) the environmental condition of the Properties and the Purchased Assets and the improvements and the equipment on the Properties and the Purchased Assets; (ii) the existence of Contamination at, on, under, or migrating or originating from the Properties and the Purchased Assets; and (iii) any and all Liability for assessment, cleanup and remediation of any and all Contamination at the Properties and the Purchased Assets.

5.10          Tank Tightness Testing

(a)               Tightness Testing. During the Inspection Period and subject to the provisions of Section 5.3, Buyer, at Buyer’s sole cost and expense, may, but shall not be obligated to, cause UST System tightness testing to be conducted by Buyer’s tightness testing contractor. An appropriate tightness test will be used for operating UST Systems that are used for fuel storage on operating Properties, and a pressure decay test will be used on all Stage II vapor recovery lines. Tightness testing will be conducted to detect the presence of leaks in any UST Systems and will be completed in compliance with the requirements of the applicable Governmental Entity and all applicable laws and regulations.

(b)               Failing Tanks or Lines. If the tightness testing results do not pass, then Seller may elect, in its sole discretion, to: (i) repair the tanks (or the entire tank field), as appropriate under Seller’s engineering standards and in accordance with applicable Laws, before Closing or (ii) reach a mutually-acceptable resolution of such matters with Buyer. Seller will have the right to delay Closing for each Property on which it will remove or repair tanks.

(c)               Dispensers. Seller hereby advises Buyer, and Buyer acknowledges, that Seller will conduct no tests with respect to any dispensers except as Seller may conduct in the ordinary course of its business. After Closing, Buyer is responsible and assumes the obligation for the calibration of the dispensers and for compliance with all applicable laws, including, but not limited to, all Environmental Laws, and applicable registration and testing requirements, including, but not limited to, calibration of weights and measures.

(d)               Tank Data. Buyer acknowledges that it has received and is familiar with the facility Tank data provided by Seller and confirms receipt of the Tank information required to be disclosed fifteen (15) days prior to Closing pursuant to R.C.S.A. 22a-449(d)-1(f).

5.11          Survival. Buyer and Seller agree that the terms of this Article 5 shall survive Closing.

6.                  CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

Buyer’s obligation to close on the Closing Date is subject to the satisfaction (or written waiver or deemed waiver by Buyer) prior to or at the Closing Date of each of the following conditions (the “Conditions to Buyer’s Obligations to Close”):

6.1              Accuracy of Representations and Warranties

Each of the representations and warranties of Seller made in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date. Seller shall have materially performed its obligations hereunder in all material respects, and Seller shall have cured any material defaults within five (5) days after receiving written notice of such default from Buyer.

6.2              Delivery of Documents. Seller shall have delivered, or caused to have been delivered, to Buyer the documents described in Section 9.2.

6.3              Failure of a Representation, Warranty or Covenant to be True or Satisfied at Closing. If Buyer has knowledge prior to Closing of any fact or circumstance that renders any representation, warranty or covenant of Seller untrue in any material respect, or that any condition to Buyer’s obligation to close is not satisfied, and Buyer nevertheless proceeds to Closing hereunder, Buyer shall be deemed to have waived its right to bring an action against Seller as the result of the failure of such representation, warranty covenant or condition and the representation, warranty, covenant or condition stated in this Agreement shall be deemed to be modified and amended to take into account such fact or circumstance known to Buyer.

6.4              Consent to Assignment of Product Sales Agreements

Seller shall have obtained all consents as are required to assign and transfer to Buyer all of Seller’s right, title and interest in and to the Product Sales Agreements, and Seller and its Affiliates shall have been released of all liabilities and obligations under the Product Sales Agreements arising on or after the Closing Date.

6.5              Consent to Assignment of Property Leases

The landlords under the Property Leases shall have consented to the assignment of the Property Leases to Buyer, or Buyer shall have entered into new leases with respect to such Seller Leased Properties, and Seller and its Affiliates and any guarantors shall have been released of all liabilities and obligations under the Property Leases arising on or after the Closing Date.

6.6              No Injunction, Etc.

No preliminary or permanent injunction or other order issued by any governmental entity or other legal restraint or prohibition that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

6.7              Hart-Scott-Rodino Act Compliance

Any filings and approvals reasonably satisfactory to Buyer required under the Hart-Scott-Rodino Act shall have been made and received.

7.                  CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

Each and every obligation of Seller to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Seller) prior to or at the Closing Date of each of the following conditions:

7.1              Accuracy of Representations and Warranties

Each of the representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

7.2              Performance of Obligations

Buyer shall have in all material respects performed and complied with its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date.

7.3              Delivery of Purchase Price and Documents

Buyer shall have delivered, or caused to have been delivered, to Title Company Buyer’s Closing Proceeds subject to prorations and adjustments as herein provided, and the documents described in Section 9.3.

7.4              Hart-Scott-Rodino Act Compliance

Any filings and approvals reasonable satisfactory to Seller required under the Hart-Scott-Rodino Act shall have been made and received.

7.5              Branded Fuel Suppliers’ Consent to Assignment of Marketer Franchise Agreements

The Branded Fuel Suppliers shall have consented to the assignment of the Marketer Franchise Agreements, or Buyer shall have entered into new marketer franchise agreements with any such Branded Fuel Supplier (or an amendment to Buyer’s existing marketer franchise agreement with any such Branded Fuel Supplier) and Seller and its Affiliates and any guarantors shall have been released by the Branded Fuel Suppliers of all liabilities and obligations thereunder, including without limitation all early termination fees as may be applicable under the Marketer Franchise Agreements, but specifically excluding any liabilities or obligations of Seller to pay for fuel purchased prior to Closing.

7.6              Consent to Assignment of Product Sales Agreements

Seller shall have obtained all consents as are required to assign and transfer to Buyer all of Seller’s right, title and interest in and to the Product Sales Agreements, and Seller and its Affiliates shall have been released of all liabilities and obligations under the Product Sales Agreements other than payments of any credit card receipts or amounts due but unpaid to the counterparties under the Product Sales Agreements as of the Closing.

7.7              Consent to Assignment of Property Leases

The lessors under the Property Leases shall have consented to the assignment of the Property Leases to Buyer, or Buyer shall have entered into new leases with respect to such Seller Leased Properties, and Seller and its Affiliates and any guarantors shall have been released of all liabilities and obligations under the Property Leases other than payments of any amounts due but unpaid to the landlords under the Property Leases as of the Closing.

8.                  INDEMNIFICATION

8.1              Indemnification by Seller

(a)               General. Subject to the terms and conditions of this Section 8.1, if the Closing occurs, Seller shall indemnify, defend, and hold harmless Buyer and its Affiliates, and their respective directors, officers, employees and controlling persons (collectively, the “Buyer Indemnified Parties”), from and against all Losses incurred by any such Person resulting from any (i) breach as of the Closing Date of Seller’s representations or warranties contained herein unless Buyer has knowledge of such breach as of the Closing Date and nevertheless proceeds to Closing hereunder, (ii) Seller’s breach of any covenant, agreement, undertaking or obligation contained in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of Seller in connection with this Agreement, or (iii) any and all Excluded Liabilities.

(b)               Limitations. The obligations of Seller under Section 8.1(a) shall be subject to the following limitations:

(i)       Except for any Liability for Losses arising from intentional fraud committed with actual knowledge by Seller in connection with this Agreement, and Seller’s obligations with respect of Taxes or any Excluded Liabilities, Seller shall not have any liability for Losses until the total of all Losses with respect to such matters exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Deductible”), after which Buyer Indemnified Parties may recover only the amount of all Losses in excess of the Deductible.

(ii)       Except for any liability for Losses arising from intentional fraud committed with actual knowledge by Seller in connection with this Agreement, and Seller’s obligations with respect of Taxes or any Excluded Liabilities, Seller shall not have any liability for Losses in excess of Five Million Dollars ($5,000,000). Seller shall maintain a minimum net worth pursuant to the terms of a separate agreement to be entered into by Seller, Buyer and Richard Wiehl.

(c)               Expiration. The obligations of Seller under this Section 8.1 (other than Seller’s obligations with respect to the Surviving Representations, which shall survive until the expiration of any applicable statute of limitations, or any Excluded Liabilities, which shall survive indefinitely) shall terminate upon the date that is nine (9) months after the Closing Date (the “Indemnity Expiration Date”); provided, however, that such obligations shall not terminate with respect to any item as to which Buyer shall have, prior to the expiration of the applicable period, previously made a claim by delivering written notice to Seller.

(d)               Any Losses for which any Indemnified Party is entitled to indemnification under this Section 8.1 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

8.2              Indemnification by Buyer

Buyer shall indemnify and hold harmless Seller and Seller Related Parties, from and against all Losses asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from any (a) breach of any of Buyer’s representations or warranties contained in this Agreement, (b) breach by Buyer of any covenant, agreement, undertaking or obligation contained in this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of Buyer in connection with this Agreement, (b) Assumed Liabilities (including, without limitation, amounts owed to any Branded Fuel Distributor on account of incentive or debranding obligations assumed by Buyer hereunder), (c) any other Claims relating to the Purchased Assets brought against any Seller Related Party from and after the Closing Date (except to the extent such Claim is an Excluded Liability); and (d) any Losses asserted against Seller for rebranding any Property (including liquidated damages) or incentive payments payable by Seller for each of the affected Properties.

8.3              Survival. Buyer’s obligations under this Article 8 shall survive indefinitely.

8.4              Defense of Third Party Claims.

(a)               In the event that any party hereto (the “Indemnified Party”) desires to make a claim against another party hereto (the “Indemnifying Party”), which term includes all indemnifying parties if more than one, in connection with any third-party Claim at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party will notify the Indemnifying Party of such Third Party Claim and of its claims of indemnification with respect thereto within fifteen (15) days of receiving notice of such Third Party Claims; provided, that failure to give such notice within such fifteen (15) day period will not relieve the Indemnifying Party of its indemnification obligations under this Article 8.

(b)               Subject to clause (e) below, the Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c)               The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior consent of the Indemnified Party unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d)               In the event the Indemnifying Party fails to assume the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party), (ii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer as a result of such Third Party Claim to the extent provided in this Article 8, and (iii) the Indemnified Party shall retain all remedies to which it is entitled under this Article 8.

(e)               Notwithstanding the foregoing, the Indemnified Party shall have the right, at its discretion, to be responsible for the prosecution, defense and settlement of (i) all matters relating to any claims based upon or relating to Intellectual Property of any Person, (ii) any Third Party Claim in which the Indemnifying Party has a conflict of interest, and (iii) any Third Party Claim if such Third Party Claim seeks to impose any criminal penalty, fine or other sanction on, the Indemnified Party (the matters described in clauses (i), (ii), and (iii), collectively, the “Indemnified Party-Handled Claims”). The Indemnified Party shall pursue in good faith the prosecution, defense or settlement of all the Indemnified Party-Handled Claims, through counsel of its selection, until such time, if any, that the Indemnified Party shall elect not to pursue indemnification with respect to such Third-Party Claim. The Indemnified Party shall permit the Indemnifying Party, upon its reasonable request, to participate in the process of any settlement or other resolution of any Indemnified Party-Handled Claims until such time, if any, that the Indemnified Party shall elect not to pursue indemnification with respect to such Third-Party Claim; provided, that the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to any Indemnified Party-Handled Claims without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party). The Indemnifying Party on a joint and several basis, will remain responsible for any Losses of the Indemnified Party as a result of such Indemnified Party-Handled Claims to the extent subject to indemnification under this Article 8, and the Indemnified Party shall retain all remedies to which it is entitled under this Article 8.

8.5              Effect of Investigation. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.1 hereof to the extent Buyer had actual knowledge, at or prior to the date of the Closing, of a fact or series of related facts that reasonably believed would be a breach of a representation or warranty made by Seller in this Agreement and that Losses would result from such breach (in each case to the extent thereof); provided, that Seller shall have the burden of proof to establish actual knowledge of Buyer (pursuant to this Section 8.5.

8.6              Duty to Mitigate. In all cases in which an Indemnified Party is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all Losses. Without limiting the foregoing, each Indemnified Party shall use its commercially reasonable efforts to collect any amount available under applicable insurance coverage for any Losses for which an indemnity claim is being made.

8.7              Exclusive Remedy; No Consequential Damages, Etc. Except in the case of intentional fraud committed with actual knowledge, if the Closing occurs, the indemnification provisions of this Article 8 shall be the sole and exclusive remedy with respect to any and all claims arising out of or relating to a Party's breach of its representations and warranties contained in this Agreement. In addition to the foregoing, and except in the case of intentional fraud committed with actual knowledge, the Parties shall not be entitled to a rescission of this Agreement (or any related agreements) related to the breach of any representation, warranty, covenant or agreement contained herein. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE RESPONSIBLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES OR DAMAGES BASED SOLELY UPON DIMINUTION IN VALUE, LOST BUSINESS, OR LOSS OF PROFITS.

9.                  CLOSING

9.1              Closing Date

Unless this Agreement shall have been terminated pursuant to Section 10.1, and provided that the conditions to the Closing set forth in Article 6 and Article 7 are satisfied or waived, the closing with respect to the transactions contemplated hereby (the “Closing”) shall take place electronically or at the offices of the Title Company or any other location mutually-agreed upon by the Parties and shall take place on or before the date thirty days after the expiration of the Inspection Period (or such other date as the Parties shall mutually agree) (the “Closing Date”), subject to such extensions as may be permitted pursuant to the terms of this Agreement.

(a)               The Closing Date is subject to extension in accordance with the terms of Section 2.8. In addition, the Closing Date is subject to a one-time extension not to exceed thirty (30) days only (i) if an extension is reasonably required for Seller to satisfy a Condition to Buyer’s Obligation to Close on the Closing Date, provided that Seller is diligently seeking to satisfy such condition, or (ii) if the Closing must be delayed due to any litigation filed seeking to enjoin the consummation of the entire transaction contemplated hereunder, provided that Seller and Buyer are diligently seeking to resolve matter. Notwithstanding the foregoing, or anything herein to the contrary, in the event an injunction is filed that affects a portion of the Properties (each an “Enjoined Property”, and together the “Enjoined Properties”), but not all of the Properties, Closing under this Agreement shall be bifurcated so that the closing on the Properties that are not affected by the injunction shall occur on the Closing Date and the closing on the sale of the Enjoined Property or Enjoined Properties shall occur on a date mutually selected by Buyer and Seller no later than twenty (20) days after the injunction affecting such Enjoined Property or Enjoined Properties, as applicable, is lifted. In such event, the Purchase Price, and the documents to be delivered at Closing, shall be appropriately adjusted to reflect such closing in two or more phases.

(b)               The Buyer and Seller intend to stagger the transition of the operation of the Properties over a continuous four (4) day period beginning on the evening prior to the Closing Date (the “Transition Dates”), with the actual Properties to be transitioned on each Transition Date to be mutually agreed at least ten (10) business days prior to the Closing Date. Each Property will close operations at 8:01 PM (or such other time as the Purchaser and Seller shall mutually agree) (such applicable time and date for each Property, the “Cut-Over Time”) on the night before its respective Transition Date and open as soon as practical thereafter to allow the transition from Seller’s operation to Buyer’s operation of the Properties. Notwithstanding the staggered Transition Dates and subject to the next sentence of this paragraph, (i) Buyer shall be entitled to all benefits and burdens of ownership, including all revenues generated by all, of the Properties effective as of the Closing Date (subject to the provisions below); (b) Buyer shall be responsible for all operating expenses (including payroll) incurred by all of the Properties effective as of the Closing Date and in furtherance thereof any Transferred Employee (as defined in Section 2.2(j)) shall be an employee of the Buyer as of the Closing Date, and (c) Seller shall be entitled to receive the value of all Convenience Store Inventory and Fuel Inventory existing as of 12:01 AM on the Closing Date. Notwithstanding that all Transferred Employees shall be an employee of the Buyer as of the Closing Date, Buyer shall make certain Transferred Employees available to Seller without charge as reasonably requested to assist Seller with each Transition Date’s transition activities.

(c)               In lieu of reconciling and settling any revenues received by Seller after the Closing Date and prior to the Cut-Over Time for any applicable Property and adjusting the Final Fuel Inventory Purchase Price and Final Convenience Store Inventory Purchase Price for the period after the Closing Date and prior to the Cut-over Time for any applicable Property, (i) Seller shall retain any cash and credit card payments relating to sales prior to the applicable Cut-Over Time for each Property, (ii) the Final Fuel Inventory Purchase Price and Final Convenience Store Inventory Purchase Price paid by Buyer with respect to each applicable Property shall be based on the Final Fuel Inventory Purchase Price and Final Convenience Store Inventory Purchase Price calculated as of each applicable Cut-Over Time and (iii) Seller shall pay Buyer a fixed per diem rent (based on the average per diem EBITDA for each applicable Property, as adjusted to reflect that Buyer is bearing all of the related operating costs) for each Property with a Transition Date later than the Closing Date, which rent payment will be reflected on the Settlement Statement. The fixed per diem rent amount for each applicable Property is set forth on Schedule 9.1(c) attached hereto.

(d)               Buyer and Seller shall coordinate the distribution, completion and return of Buyers standard credit and electronic funds transfer (“EFT”) paperwork to and from the counterparties to the Product Sales Agreement on a mutually-acceptable timeline prior to Closing, but in no event earlier than four (4) weeks prior to Closing, and in no event prior to the satisfaction of the conditions set forth in Section 7.4, Section 7.5, Section 7.6 and Section 7.7 hereof. Except for written communications regarding such credit and EFT paperwork and written notice of any scheduled meeting, which shall be agreed to by Buyer and Seller, prior to any such meeting, Buyer shall not initiate communication with any of such dealers or commissioned agents regarding the sale or transfer of the Purchased Assets without Seller’s prior consent.

9.2              Items to be Delivered by Seller

At or prior to the Closing, as applicable, Seller shall deliver the following documents, in each case duly executed or otherwise in proper form to the Title Company:

(a)               the Deeds executed by Seller;

(b)               the Bills of Sale;

(c)               the UST Bill of Sale executed by Seller;

(d)               the Assignment and Assumption of Product Sales Agreements executed by Seller;

(e)               the Assignment and Assumption of Marketer Franchise Agreements executed by Seller;

(f)                the Assignment and Assumption of Third Party Leases and Contracts executed by Seller;

(g)               the Assignment and Assumption of Property Leases executed by Seller;

(h)               the Assignment and Assumption of Permits and Intellectual Property executed by Seller;

(i)                 the Assignment of Trademarks;

(j)                 the Tax allocation contemplated by Section 2.7;

(k)               executed estoppel certificates from such landlord of the Seller Leased Properties in form and substance reasonably satisfactory to Buyer, or in the event that such landlord refuses to provide an estoppel certificate, an executed estoppel certificate from Seller certifying as to such matters;

(l)                 Seller’s resolutions and evidence of Seller’s good standing, incumbency and authority, in each case as required by the Title Company; and

(m)             such other documents as are reasonably necessary to effectuate the sale or transfer of the Properties to Buyer (including a standard seller’s affidavit acceptable to Seller and the Title Company and one or more settlement statements, but not including any landlord consents).

9.3              Items to be Delivered by Buyer

At or prior to the Closing, as applicable, Buyer shall deliver to the Title Company Buyer’s Closing Proceeds (less the Deposit) and the following documents, in each case duly executed or otherwise in proper form:

(a)               the UST Bill of Sale executed by Buyer;

(b)               the Assignment and Assumption of Product Sales Agreements executed by Buyer;

(c)               the Assignment and Assumption of Marketer Franchise Agreements executed by Buyer;

(d)               the Assignment and Assumption of Third Party Leases and Contracts executed by Buyer;

(e)               the Assignment and Assumption of Property Leases executed by Buyer;

(f)                the Assignment and Assumption of Permits and Intellectual Property executed by Buyer;

(g)               the Assignment of Trademarks;

(h)               a certificate executed by Buyer certifying to Seller that all of Buyer’s representations and warranties are materially true and correct on and as of the Closing Date;

(i)                 resolutions and evidence of Buyer’s and/or its assignee’s good standing, incumbency and authority, in each case as required by the Title Company;

(j)                 documentation required by Governmental Authorities necessary to transfer (i) the Tanks, and (ii) any obligations assumed by Buyer under Article 5 of this Agreement;

(k)               If any Property or business operation thereon is an “Establishment” under the Transfer Act under Article 5 of this Agreement, any and all forms required thereunder, which may include a Form III (or other applicable form), executed by Buyer as “Transferee” and as the “Certifying Party” (as defined under the Transfer Act) to be filed pursuant to the Transfer Act with the Connecticut Department of Energy and Environmental Protection and any and all fees required in connection therewith; and

(l)                 such other documents as are reasonably necessary to effectuate the sale of the Properties to Buyer (including the settlement statements).

9.4              Property Taxes; Rents; Assessments; Utilities

Any general real estate or personal property taxes, rents, and special taxes or assessments for the then current year relating to the Purchased Assets will be prorated as of the date of Closing and adjusted at Closing. If Closing occurs before taxes are finalized for the then current year, the tax apportionment at Closing will be based on the latest tax rate as applied to the latest assessed valuation of the Purchased Assets. All utilities and other pro-ratable items customarily adjusted for commercial real estate closings conducted in the State of Connecticut, will be adjusted as of the Closing Date. In the event that collected funds are insufficient to pay all such expenses, Buyer promptly shall pay the same and provide proof of payment to the Title Company and Seller. If a balance remains with the Title Company after all amounts due under this Section 9.4 are paid by the Title Company, the Title Company shall refund the balance to Buyer.

9.5              Title Insurance, Transfer Taxes

Buyer shall pay for all transfer and recordation taxes imposed with respect to (a) any mortgage or deed of trust placed on the Properties as part of Buyer’s financing of the acquisition of the Purchased Assets, and (b) other traditional purchaser costs. Buyer shall pay for any survey of the Properties (as described in Section 9.6 below) as well as all costs associated with title insurance commitments, policies and premiums and/or with any mortgage(s) and transfer of Personal Property including, but not limited to, transfer taxes, UCC search fees and UCC filing fees. Each Party shall pay fifty percent (50%) of any costs charged by the Title Company for escrow services. All transfer and recordation taxes and fees associated with the transfer of the Properties or the Property Leases that are recorded as of the Effective Date shall be paid fifty percent (50%) by each Party.

9.6              Other Closing Costs

(a)               Each Party will bear its own costs associated with the contemplated transaction, including attorneys’ fees, appraisal, brokerage, consulting and/or due diligence costs, and any other related fees and expenses.

(b)               At Closing Buyer will reimburse Seller for Seller’s out of pocket costs and expenses in connection with the Cap Ex Credit.

10.              TERMINATION

10.1          General

This Agreement may be terminated, only as follows:

(a)               By the written agreement of Buyer and Seller; or

(b)               By Seller, if (i) the Closing shall not have occurred on or before the Closing Date (as the same may be extended pursuant to the terms hereof), provided that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if Seller’s default under this Agreement or the failure of a Condition to Buyer’s Obligation to Close, in each case beyond applicable notice and cure periods set forth in this Agreement, has been the cause of, or resulted in, the failure of the Closing to occur, or (ii) Buyer shall have defaulted in its obligations hereunder and such default continues for more than five (5) days after written notice from Seller. In the event Seller terminates this Agreement pursuant to this Section 10.1(b), Seller, as its sole and exclusive remedies, shall be entitled to retain the Deposit together with any Extension Payments paid to Seller hereunder prior to such termination; or.

(c)               By Seller or Buyer if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits consummation of such transactions; or.

(d)               By Buyer, if (i) Seller shall have defaulted in its obligation to Close on the Closing Date hereunder or is otherwise in material default under this Agreement, which material default continues for more than five (5) days after written notice by Buyer and Buyer is ready, willing and able to close under this Agreement and is not in default, or (ii) if there is a failure of a Condition to Buyer’s Obligation to Close pursuant to Article 6 above, and Buyer is ready, willing and able to close and is not in default hereunder. In the event Buyer terminates this Agreement pursuant to this Section 10.1(d), Buyer, as its sole and exclusive remedies, may at its election either (x) receive a return of the Deposit, or (y) within thirty (30) days after the scheduled Closing Date file an action seeking specific performance of Seller’s obligation to deliver the Deeds, Bills of Sale, UST Bills of Sale and the Assignments required to be delivered by Seller pursuant to Section 9.2 above. Notwithstanding the foregoing, Buyer agrees that Buyer shall not (and hereby waives any right to) ever file or assert any lis pendens against any Property or any portion thereof nor commence or maintain any action against Seller for specific performance under this Agreement except as provided in Section 10.1(d)(y) above; or

(e)               By Seller pursuant to the terms of Section 2.8.

10.2          Post-Termination Obligations; Deliverables

To terminate this Agreement as provided in subclause (b), (c), (d) or (e) of Section 10.1, the terminating Party shall provide the other Party with written notice of its election to terminate this Agreement, and upon delivery of such written notice in accordance with Section 11.6:

(a)           This Agreement and the transactions contemplated hereby shall be terminated, without further action by any Party;

(b)           Buyer shall return to Seller all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, or shall confirm in writing that such materials have been destroyed, whether so obtained before, on or after the execution and delivery of this Agreement, and shall deliver to Seller all documents, reports, instruments or the results of any studies or investigations performed by or on behalf of Buyer, at no cost or expense to Seller, other than internal financial models or analysis prepared by Buyer (all materials described in this Section 10.2(b) are referred to herein as “Property Materials”). Copies of the Property Materials retained by Buyer shall be deemed to be “Evaluation Materials” governed by the terms of the NDA; and

(c)           All information received or accumulated by Buyer or its representatives relating to Seller or the Purchased Assets, including the Property Materials, shall be treated as Evaluation Materials governed by the terms of the NDA.

(d)          The provisions of Section 10.2(b) and (c) shall survive the termination of this Agreement.

10.3          No Liabilities in Event of Termination

If this Agreement is terminated as provided in Sections 2.8 or 10.1, then this Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no Liability under this Agreement on the part of Buyer or Seller, except that the respective obligations of Buyer and Seller, as the case may be, under Sections 4.5(c), 10.2, 11.1, and 11.14 shall remain in full force and effect.

11.              MISCELLANEOUS

11.1          Publicity

Buyer and Seller each agrees that, from and after the date of this Agreement, no public release, written statement or announcement concerning the transactions contemplated hereby shall be issued or made without the prior written consent of the other party, except for the content of any such release or announcement that is, in the reasonable judgment of Buyer or Seller, as applicable, required by Law, which release or announcement, shall be made available to Seller or Buyer, as applicable, for its review as soon as reasonably practicable prior to such disclosure.

11.2          Assignment

Except to the extent otherwise expressly set forth in this Agreement, Buyer shall not assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law, without the prior written consent of Seller, and any attempted assignment, transfer or encumbrance without such consent shall be void and without effect. Notwithstanding the foregoing, subject to Seller’s prior consent, not to be unreasonably withheld, conditioned or delayed, Buyer shall have the right to assign this Agreement, in whole but not in part, to an Affiliate or a wholly owned subsidiary of Buyer, provided that Buyer shall provide written notice to Seller of such request no later than ten (10) business days prior to the Closing Date, and further provided that Buyer shall remain jointly and severally liable with such assignee for the performance and obligations of Buyer hereunder. In addition, provided that Buyer shall remain jointly and severally liable for all obligations of Buyer under this Agreement, Seller shall upon Buyer’s request, transfer, sell or assign any portion of the Purchased Assets to one or more assignees of Buyer at Closing.

11.3          Parties in Interest

This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and permitted assigns.

11.4          Amendment

No modifications, amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by the Parties.

11.5          Waiver

No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing under this Agreement. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

11.6          Notice

All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered; sent by scan and email or by facsimile transmission to the number below; or sent to the Parties at their respective addresses indicated below by private overnight mail courier service, as follows:

TO SELLER:	c/o Jetway Corporation
497 Bic Drive
Milford, CT 06461
Attn: Christine Hogan
With a copy (which shall not
constitute notice) to:
Cohen and Wolf, P.C.
1115 Broad Street
Bridgeport, CT 06604
Attn: Matthew C. Susman, Esq.

TO BUYER:	Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attn: Mark Cosenza

With a copy (which shall not
constitute notice) to:	Global Partners LP
800 South Street, Suite 500
Waltham, MA 02453
Attn: General Counsel

or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered upon actual receipt; if sent by telecopier or facsimile transmission, then such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier, then such communication shall be deemed delivered upon receipt; and if sent by U.S. mail, then such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

11.7          Expenses

Regardless of whether or not the transactions contemplated hereby are consummated and except to the extent otherwise expressly set forth in this Agreement, and except as otherwise expressly set forth in this Agreement, all expenses incurred by the Parties shall be borne solely and entirely by the Party that has incurred such expenses.

11.8          Section Headings; Table of Contents

The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.9          Severability

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, then such provisions shall be construed so that the remaining provisions of this Agreement shall not be affected, but shall remain in full force and effect, and any such illegal, void or unenforceable provisions shall be deemed, without further action on the part of any person or entity, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in the applicable jurisdiction.

11.10      No Strict Construction

Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

11.11      Governing Law; Jurisdiction; Venue; Waiver of Jury Trial

The Parties hereto agree that this agreement shall be governed by the Laws of the State of Connecticut. The Parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Connecticut, sitting in Bridgeport, Connecticut, over any suit, action or proceeding arising out of or relating to this Agreement. To the extent federal jurisdiction is lacking for any particular claim, the Parties hereto will accept the jurisdiction of the Connecticut superior court in Bridgeport, Connecticut. Without limitation of other means of service, the Parties hereto agree that service of any process, summons, notice or document with respect to any action, suit or proceeding may be served on it in accordance with the notice provisions set forth in Section 11.6. The Parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto each agrees that a final judgment in any such suit, action or proceeding brought in an appropriate court pursuant to this Section 11.11 shall be conclusive and binding upon the Parties hereto, as the case may be, and may be enforced in any other courts to whose jurisdiction the Parties hereto, as the case may be, is or may be subject, by suit upon such judgment. The Parties hereto hereby waive their respective rights to a trial by jury of any claim or cause of action arising out of this Agreement, the negotiation and execution of this Agreement or the performance by the Parties of its or their terms in any suit, action or proceeding of any type brought by one Party against the other, regardless of the basis of the claim or cause of action.

11.12      No Brokers

Each of Buyer and Seller represents to the other that it has engaged no broker in connection with this transaction, other than Carter, Morse & Goodrich, Inc. (the “Broker”), which shall be paid a commission by Seller pursuant to the terms of a separate agreement. Each of Buyer and Seller agrees to indemnify and hold the other harmless from all claims, demands and liabilities of any kind resulting from the breach of its representation set forth in this Section 11.12.

11.13      Further Assurances

Seller and Buyer agree to execute, acknowledge and deliver any further agreements, documents, certificates or instruments that are reasonably necessary or desirable to carry out the transaction contemplated by this Agreement.

11.14      Confidentiality

Buyer agrees to treat all information received or reviewed with respect to the Properties, whether such information is obtained from Seller or from Buyer’s own due diligence investigations, in a confidential manner in accordance with the terms of the NDA. Except as otherwise permitted by the NDA, Buyer shall not disclose any such information to any third parties, other than such disclosure to Buyer’s counsel, consultants, accountants, advisers, insurance carriers, prospective investors and lenders and their respective accountants and advisers as may be required in connection with the transactions contemplated hereby (such disclosure to be made expressly subject to the terms of the NDA), or as required by Law. Seller and Buyer agree to keep this Agreement confidential and not deliberately make any public announcements or disclosures with respect to the subject matter of this Agreement prior to Closing without the written consent of the other Party, which shall not be unreasonably withheld.

11.15      Entire Agreement

This Agreement, together with the Exhibits hereto, constitutes the entire agreement between the Parties, and supersedes all prior agreements and understandings, oral and written, between the Parties, with respect to the subject matter hereof; there are no conditions to this Agreement that are not expressly stated in this Agreement.

11.16      Counterparts

This Agreement may be executed by facsimile signatures or scanned and emailed signatures and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures by fax and scanned and emailed signatures shall be binding.

11.17      Seller Representative.

Sellers hereby irrevocably constitute and appoint the Seller Representative as the Seller’s attorney-in-fact and agent to act in each Seller’s name, place and stead in connection with all matters arising from and under this Agreement and acknowledge that such appointment is coupled with an interest. Seller Representative hereby accepts such appointment and authorization.

(a)           Each Seller agrees to be bound by all notices received or given by, and all agreements and determinations made by, and all documents executed and delivered by the Seller Representative under this Agreement, authorize the Seller Representative to assert claims, make demands and commence actions on behalf of each Seller under this Agreement, dispute or to refrain from disputing any claim made by the Seller, negotiate and compromise any dispute that may arise under, and exercise or refrain from exercising remedies available to each Seller under, this Agreement. Buyer shall be entitled to rely on any and all actions taken by the Seller Representative under this Agreement.

(b)           Seller Representative may resign at any time upon not less than thirty (30) calendar days’ prior written notice to Buyer, but in any event, not prior to the appointment of a substitute Seller Representative.

(c)           All notices or other communications required to be made or delivered by Buyer to the Sellers shall be made to the Seller Representative for the benefit of the Sellers, and any notices so made shall discharge in full all notice requirements of Buyer to the Sellers with respect thereto.

11.18      No Recording

Buyer hereby agrees that Buyer shall not record this Agreement or any notice of memorandum hereof on the land records of any Town in which any of the Properties are located.

11.19      1031 Exchange.

Each party agrees to cooperate with the other party in completing an exchange qualifying for non-recognition of gain under Internal Revenue Code §1031 and the applicable provisions of the Internal Revenue and Taxation Code (“Exchange”), and each party reserves the right to convert this transaction to an Exchange at any time before the Closing Date. If either party does elect to complete an Exchange, the other party shall execute all escrow instructions, documents, agreements or instruments reasonably requested by the first party to complete the Exchange; provided, however, the other party shall incur no additional liabilities, expenses or costs (other than its attorneys’ fees in reviewing customary Exchange documentation) as a result of or connected with such Exchange, and shall not be required to take title to any other property. Notwithstanding that the transaction contemplated hereby should be effected as an Exchange through a third party as a qualified IRC §1031 intermediary, all obligations, representation, warranties and indemnities made by Buyer shall run to Seller, and all obligations, representations, warranties and indemnities made by Seller shall run to Buyer, despite the fact that an intermediary or other third party facilitating a party’s tax-deferred exchange was substituted hereunder for that party.

[The next page is the signature page.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of Effective Date by their duly authorized representatives.

SELLER:
Consumers Petroleum of Connecticut,
Incorporated

By:	/s/ Richard V. Wiehl
Richard V. Wiehl, Its Duly Authorized
Secretary and Sole Director

Wheels of CT, Inc.

By:	/s/ Richard V. Wiehl
Richard V. Wiehl, Its Duly Authorized
Secretary and Sole Director

Putling Greens I, LLC

By:	/s/ Richard V. Wiehl
Richard V. Wiehl Its Duly Authorized Sole Member and Sole Manager

CPCI, LLC

By:	/s/ Richard V. Wiehl
Richard V. Wiehl, Its Duly Authorized Sole Member and Sole Manager

Wiehl Estate, LLC

By:	/s/ Richard V. Wiehl
Richard V. Wiehl, Its Duly Authorized Sole Member and Sole Manager

BUYER:
Global Partners, LP

By:	/s/ Mark Cosenza
Mark Cosenza
Its Duly Authorized Senior Vice President

SOLELY FOR PURPOSES OF SECTION 3.1(p):

RESTRICTED PERSONS

/s/ Richard Wiehl
Richard Wiehl

/s/ Christine Hogan
Christine Hogan (solely for purposes of Section 3.1(p)(iii)